                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT


                                      among


                       SCHLUMBERGER TECHNOLOGY CORPORATION
                                   ("Seller")


                                       and


                               GRANT PRIDECO, INC.
                              ("Purchaser Parent")


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                                TABLE OF CONTENTS



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ARTICLE I PURCHASE AND SALE.......................................................................................2
         1.1        Purchase and Sale.............................................................................2
         1.2        Limitation on Assignments.....................................................................2
         1.3        Consideration/Allocation......................................................................3
         1.4        Purchase Price Adjustment.....................................................................3
         1.5        Excluded Assets...............................................................................6
         1.6        Assumed and Excluded Liabilities..............................................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................7
         2.1        Organization..................................................................................7
         2.2        Capitalization; Seller's Ownership of Acquired Entities.......................................7
         2.3        Subsidiaries..................................................................................7
         2.4        Authority of Seller...........................................................................8
         2.5        No Conflict/Consents..........................................................................8
         2.6        Personal Property.............................................................................9
         2.7        Real Property................................................................................10
         2.8        Intellectual Property........................................................................11
         2.9        Financial Statements.........................................................................12
         2.10       Absence of Certain Changes and Events........................................................12
         2.11       Taxes........................................................................................14
         2.12       Litigation...................................................................................16
         2.13       Employee Benefit Matters.....................................................................16
         2.14       Material Contracts...........................................................................18
         2.15       Warranties and Product Liability.............................................................20
         2.16       Brokers......................................................................................20
         2.17       Absence of Certain Payments..................................................................20
         2.18       Employees....................................................................................20
         2.19       Environmental................................................................................21
         2.20       Environmental Permits........................................................................22
         2.21       Compliance with Law; Authorizations..........................................................22
         2.22       Securities/Resale............................................................................23
         2.23       No Other Representations or Warranties.......................................................23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER PARENT...................................................23
         3.1        Organization.................................................................................23
         3.3        Authority of Purchaser Parent................................................................23
         3.4        Brokers......................................................................................24
         3.5        No Conflict; Consents........................................................................24
         3.6        Taxes........................................................................................24
         3.7        Litigation...................................................................................24
         3.8        Environmental................................................................................25
         3.9        Compliance with Law; Authorizations..........................................................25
         3.10       Securities/Resale............................................................................25
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         3.11       Securities Representations...................................................................25
         3.12       Issuance and Listing of Shares...............................................................26
         3.13       No Other Representations or Warranties.......................................................26

ARTICLE IV COVENANTS OF SELLER...................................................................................26
         4.1        Corporate and Other Actions..................................................................26
         4.2        Full Access..................................................................................26
         4.3        Ordinary Course of Business..................................................................26
         4.4        Filings and Consents.........................................................................27
         4.5        Employment Matters...........................................................................28
         4.6        Covenant Not to Compete......................................................................28
         4.7        Non-Solicitation of Employees................................................................29
         4.8        Nondisclosure of Proprietary Information.....................................................29
         4.9        Transition Services Agreement................................................................30
         4.10       Registration Rights Agreement................................................................30
         4.11       Financial Statements.........................................................................30
         4.12       Insurance Matters............................................................................31
         4.13       Cooperation on Financing.....................................................................31
         4.14       Formation of Entities and Transfer of Assets.................................................32
         4.15       Joint Contracts..............................................................................32
         4.16       MFGPro.......................................................................................32
         4.17       Union Negotiations...........................................................................32

ARTICLE V COVENANTS OF PURCHASER PARENT..........................................................................33
         5.1        Corporate and Other Actions..................................................................33
         5.2        Employees and Benefit Plans..................................................................33
         5.3        Full Access..................................................................................35
         5.4        Filings and Consents.........................................................................35
         5.5        Use of Scorpion Name.........................................................................35
         5.6        No Negotiation...............................................................................36
         5.7        License Back of Transferred Intellectual Property............................................36
         5.8        Continuation of Subsidiaries.................................................................37

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER PARENT...............................................37
         6.1        Warranties True As of Both Present Date and the Closing Date.................................37
         6.2        Compliance with Agreements and Covenants.....................................................37
         6.3        Competition Law Approvals....................................................................37
         6.4        Injunctions..................................................................................37
         6.5        Deliveries by Seller.........................................................................37
         6.6        Consents.....................................................................................38
         6.7        Removal of Excluded Assets and Excluded Liabilities..........................................38
         6.8        Restructuring................................................................................38

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER........................................................38
         7.1        Warranties True as of Both Present Date and the Closing Date.................................38
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         7.2        Compliance with Agreements and Covenants.....................................................38
         7.3        Competition Law Approvals....................................................................38
         7.4        Injunctions..................................................................................38
         7.5        Deliveries by Purchaser Parent...............................................................38
         7.6        Consents.....................................................................................38
         7.7        Restructuring................................................................................39

ARTICLE VIII CLOSING.............................................................................................39
         8.1        Closing......................................................................................39
         8.2        Seller's Deliveries..........................................................................39
         8.3        Purchaser Parent's Deliveries................................................................40
         8.4        Termination..................................................................................40

ARTICLE IX SURVIVAL AND INDEMNIFICATION..........................................................................41
         9.1        Survival.....................................................................................41
         9.2        Indemnification by Seller (other than for Tax Matters).......................................41
         9.3        Indemnification by Purchaser Parent (other than for Tax Matters).............................42
         9.4        Limitations on Liability of the Seller.......................................................43
         9.5        Notice of Third Party Claims: Assumption of Defense..........................................43
         9.6        Settlement or Compromise.....................................................................44
         9.7        Tax Indemnification..........................................................................44
         9.8        Time Limits..................................................................................47
         9.9        Net Losses...................................................................................47
         9.10       Purchase Price Adjustments...................................................................48
         9.11       Remedial Action..............................................................................48
         9.12       Negligence of Indemnified Parties............................................................48
         9.13       Environmental Matters........................................................................48
         9.14       Waiver of Consequential Damages..............................................................50

ARTICLE X TAX MATTERS............................................................................................50
         10.1       Tax Elections................................................................................50
         10.2       Other Tax Matters............................................................................51

ARTICLE XI MISCELLANEOUS.........................................................................................54
         11.1       Delivery of Corporate Documents; Retention of Records........................................54
         11.2       Cooperation After Closing....................................................................55
         11.3       Expenses.....................................................................................56
         11.4       Amendment....................................................................................56
         11.5       Notices......................................................................................56
         11.6       Waivers......................................................................................57
         11.7       Counterparts.................................................................................57
         11.8       Headings.....................................................................................57
         11.9       Applicable Law...............................................................................57
         11.10      Assignment...................................................................................58
         11.11      No Third Party Beneficiaries.................................................................58
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         11.12      Jurisdiction; Venue; Service of Process; Waiver of Jury Trial................................58
         11.13      Schedules....................................................................................58
         11.14      Incorporation................................................................................58
         11.15      Complete Agreement...........................................................................58
         11.16      Disclaimer...................................................................................58
         11.17      Knowledge Defined............................................................................59
         11.18      Public Announcements.........................................................................59
         11.19      Currency.....................................................................................59
         11.20      Specific Performance.........................................................................59
         11.21      Further Assurances...........................................................................59
         11.22      Severability.................................................................................60
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                                      -iv-

                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT is entered into on the 25th day of October, 2002, among Schlumberger Technology Corporation, a Texas corporation (the "Seller"), and Grant Prideco, Inc., a Delaware corporation ("Purchaser Parent") (each a "Party" and collectively, the "Parties").

         WHEREAS, the Seller and its Affiliates, through various directly and indirectly wholly-owned subsidiaries, are engaged in the business of developing, manufacturing, selling and distributing drilling bits and related assets and technology to the oil and gas industry and, to a lesser extent, other industrial applications (such business, including the Acquired Entities, the Acquired Assets and the US Assets, the "Business");

         WHEREAS, on the terms and subject to the conditions herein, Purchaser Parent desires to purchase the Business from the Seller and its subsidiaries and, on or prior to the Closing Date, will designate one or more existing or newly formed entities to purchase the Business (each such designated subsidiary a "Purchaser Entity" and, collectively the "Purchaser Entities");

         WHEREAS, on or prior to the Closing Date, Seller will cause the assets of the Business located in the United States set forth on Seller Schedule O (the "US Assets") to be contributed to and the liabilities and obligations of the Business in the United States to be assumed by Reed-Hycalog Operating, LP, a Delaware limited partnership ("Road Runner-US"); and

         WHEREAS, on or prior to the Closing Date, Seller will cause all of the assets and liabilities of Reed Tool Singapore Pte. Ltd., a company incorporated in Singapore ("Road Runner-Singapore-Old") to be transferred to and assumed by a newly formed partnership ("Road Runner-Singapore-New") that will be owned directly or indirectly 100% by Camco International (UK) Limited, a United Kingdom corporation ("Road Runner-UK"); and

         WHEREAS, on or prior to the Closing Date, Seller will cause the inventory, contracts and other assets set forth on Seller Schedule 1.1(a) (the "Acquired Assets") to be acquired by a newly formed Subsidiary of Road Runner-UK; and

         WHEREAS, in order to transfer the Business to the Purchaser Entities, subject to the terms and conditions set forth herein, the Seller desires to sell to the Purchaser Entities and the Purchaser Parent desires to purchase or cause the Purchaser Entities to purchase from the Seller, all of the issued and outstanding (i) capital stock of Road Runner-UK, (ii) capital stock of Camco International (Canada) Limited, a Canadian corporation ("Road Runner-Canada"),
(iii) membership interests of Reed-Hycalog, LLC, a Delaware limited liability company which is the general partner of Road Runner-US ("Road Runner-LLC") and
(iv) limited partner interests of Road Runner-US (Road Runner-UK, Road Runner-Canada, Road Runner-LLC, Road Runner-US and their respective subsidiaries, the "Acquired Entities") and certain related assets held by the Seller and its Affiliates. Capitalized terms not defined in the body of this Agreement shall have the meanings assigned to them in Appendix I attached hereto, which is incorporated herein and a part hereof in all respects.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Purchaser Parent, and the Seller hereby agree as follows:

                                   ARTICLE I
                                PURCHASE AND SALE

         1.1 Purchase and Sale.

             (a) Purchase. On the terms and subject to the conditions set forth herein, at the Closing, Purchaser Parent and/or its Affiliates shall purchase from the Seller and/or its Affiliates, (i) 100% of the membership interests in Road Runner-LLC, (ii) 100% of the limited partner interests in Road Runner-US,
(iii) 100% of the issued and outstanding shares of capital stock of Road Runner-UK, and (iv) 100% of the issued and outstanding shares of capital stock of Road Runner-Canada. In connection with the Restructuring, the Acquired Entities shall assume all Assumed Liabilities (as defined herein) for which they are not already liable. Seller shall be entitled to designate one or more Affiliates of Seller as the Sellers of all or part of the Business at any time prior to the Closing with the consent of Purchaser Parent, which consent will not be unreasonably withheld.

             (b) Purchaser Entities. Purchaser Schedule 1.1(b) sets forth the name and jurisdiction of formation of the entity that will purchase (i) the membership interests in Road Runner-LLC, (ii) the limited partnership interests in Road Runner-US, (iii) the capital stock of Road Runner-UK, and (iv) the capital stock of Road Runner-Canada. Purchaser Schedule 1.1(b) also specifies for each entity listed, the ownership of that entity and its ownership link to the Purchaser Parent; provided, however, that Purchaser Parent shall be entitled to change the designation of the entities purchasing all or part of the Business at any time prior to the Closing if such change shall not be expected by Seller or Purchaser Parent to have any material adverse consequences on Seller or its Affiliates.

         1.2 Limitation on Assignments. The Seller shall use its reasonable commercial efforts to obtain all consents of third parties as are necessary for the assignment of the Acquired Assets and the US Assets and the assignment of any contracts, leases, property (real or personal) or other assets of the Business to the Acquired Entities or their Subsidiaries. To the extent that (i) any of the Acquired Assets or US Assets (and any contracts, leases, property (real or personal) or other assets of the Business to be assigned to an Acquired Entity or their Subsidiaries) are not assignable by the terms thereof, (ii) consents to the assignment of any of the Acquired Assets or US Assets (and any contracts, leases, property (real or personal) or other assets of the Business to be assigned to an Acquired Entity or their Subsidiaries) cannot be obtained as provided herein, (iii) the assignment of any Acquired Assets or US Assets (and any contracts, leases, property (real or personal) or other assets of the Business to be assigned to an Acquired Entity or their Subsidiaries) would constitute a violation of any law, judgment, decree, order, writ, injunction, rule or regulation of any Governmental Authority or (iv) any Acquired Asset or US Asset (and any contract, lease, property (real or personal) or other asset of the Business to be assigned to the Acquired Entities or their Subsidiaries) is not assigned by Seller or its Affiliates at the Closing without a breach by such Person of its obligations hereunder, such Acquired Assets or US Assets (and any contracts, leases, property (real or personal) or other assets of the Business to be assigned to the Acquired Entities or their Subsidiaries) shall be held by Seller or an Affiliate of

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the Seller in accordance with a Nominee Agreement in substantially the form attached hereto Exhibit 1.2.

         1.3 Consideration/Allocation. On the terms and subject to the conditions hereof and subject to the adjustments specified in Section 1.4, the aggregate amount (the "Aggregate Purchase Price") the Purchaser Entities will pay to the Seller for the Acquired Entities shall be $255,000,000 in cash and 9,731,834 shares of Purchaser Stock (the "Purchaser Parent Shares"). The Aggregate Purchase Price shall be allocated among the Acquired Entities as set forth on Seller Schedule 1.3.

         1.4 Purchase Price Adjustment.

             (a) The cash portion of the Aggregate Purchase Price shall be adjusted by the difference between the Actual Net Worth and the Target Net Worth. As set forth below, such adjustments shall occur in two stages: (i) on the Closing Date, the Parties shall adjust the cash portion of the Aggregate Purchase Price to reflect the difference between the Estimated Net Worth and the Target Net Worth, and (ii) upon delivery of the True-Up Balance Sheet, the Parties shall adjust the cash portion of the Aggregate Purchase Price to reflect the difference between the Actual Net Worth and the Estimated Net Worth. At each stage, the Net Worth comparison shall be performed for the entities or assets being sold on an aggregate basis but the Seller shall further break down such payments to be made or received as applying to each individual Acquired Entity and provide the details to Purchaser Parent. Any such payments are not subject to the indemnity limitations in Section 9.4.

             (b) Closing Balance Sheet. In order to determine the Estimated Net Worth at least five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver or cause to be prepared and delivered to Purchaser Parent, a consolidated balance sheet for the Acquired Entities and Acquired Assets and Assumed Liabilities as of September 30, 2002 or such later date as the Seller is able to deliver at Closing (the "Closing Balance Sheet"). The Seller shall provide Purchaser Parent with access to copies of all work papers and other relevant documents to permit Purchaser Parent to verify the accuracy of the amounts reflected in the Closing Balance Sheet (such working papers to include detailed listing of accounts receivable being purchased and bad debts reserve, inventory purchased and obsolescence reserve, fixed assets and real estate being purchased and accounts payable, accrued liabilities, pension liabilities and other liabilities being assumed as well as any work papers of the Seller's auditors), and Purchaser Parent and the Seller shall work in good faith prior to Closing to resolve any questions, disputes or disagreements. The cash portion of the Aggregate Purchase Price paid at Closing and the portion thereof allocated to each Acquired Entity shall be adjusted to reflect any differences between the Estimated Net Worth and the Target Net Worth.

             (c) True-Up Balance Sheet. Within sixty (60) days following the Closing Date, the Seller shall, with the assistance and cooperation of the Purchaser Parent and the Acquired Entities, prepare and deliver to Purchaser Parent, or cause to be prepared and delivered, a consolidated balance sheet for the Acquired Entities, Acquired Assets and Assumed Liabilities (the "True-Up Balance Sheet") showing the Net Worth of the Acquired Entities and Acquired Assets and Assumed Liabilities, in each case, at the Closing Date (the "Actual Net Worth"). Accompanying the True-Up Balance Sheet shall be working papers with specific details relating

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to accounts receivable purchased (by customer, amount and invoice number)
accompanied by an aging and bad debts reserve detail, inventory accompanied by an aging and obsolescence detail, fixed assets and real estate being purchased, and accounts payable, accrued liabilities and pension liabilities being assumed. The Seller and the Purchaser Parent shall conduct or cause to be conducted a physical inventory of the inventory reflected on the True-Up Balance Sheet in a manner consistent in scope and procedures as that conducted in connection with the audit of the Business' balance sheet as of December 31, 2001 on or as soon as reasonably practicable after the Closing Date and in any event within fourteen days after the Closing Date. The Purchaser Entities and the Seller may each, at their respective options, have at least one representative present at such physical inventory. The results of the physical inventory will be taken into account in the True-Up Balance Sheet. If Purchaser Parent notifies Seller that it accepts the True-Up Balance Sheet or fails to notify Seller in writing in accordance with Section l.4(e) that it disputes the True-Up Balance Sheet within thirty (30) days of receipt of the True-Up Balance Sheet, then Purchaser Parent or its designated Purchaser Entity shall pay to the Seller the amount, if any, by which the Actual Net Worth is greater than the Estimated Net Worth, and the Seller shall pay to Purchaser Parent or its designated Purchaser Entity the amount, if any, by which the Estimated Net Worth, is greater than the Actual Net Worth.

             (d) Preparation and Access. The Closing Balance Sheet and the True-Up Balance Sheet: (i) shall be prepared on a consolidated basis in all respects in accordance with GAAP and consistent with the Reference Balance Sheet, and (ii) shall not take into consideration any events occurring after the Closing Date except as required by GAAP and (iii) shall not account for the Excluded Liabilities or the Excluded Assets. Notwithstanding anything contained in this Section 1.4 to the contrary, the following special rules of construction shall be utilized when determining and calculating the Reference Balance Sheet, the Closing Balance Sheet, the True-Up Balance Sheet, Target Net Worth and Actual Net Worth:

                  (i) All accrued vacation (including all employee benefit costs relating thereto) of (x) the Road Runner Employees for the periods up to and including the Closing Date shall be fully accrued for;

                  (ii) The amount of any employee bonuses (including all employee benefit costs relating thereto) for Road Runner Employees for the periods up to and including the Closing Date shall be fully accrued for;

                  (iii) No reductions or adjustments (x) in bad debt reserves or inventory reserves or other reserves or offset amounts (including accumulated depreciation) from amounts accrued on the Reference Balance Sheet or (y) in any adjustments to increase inventory reserves above the amounts in the Reference Balance Sheet, shall increase Actual Net Worth; provided, however, if any of the matters set forth on Seller Schedule 2.12 are settled or resolved prior to Closing, the applicable reserve shall be excluded from the True-Up Balance Sheet and the calculation of Actual Net Worth.

                  (iv) Accounts receivable and other amounts due from Affiliates of the Seller or intercompany receivables and other amounts due between the Seller shall be excluded.

                  (v) Deferred Tax assets, deferred Tax liabilities and Taxes payable shall be excluded.

                  (vi) Cash will be excluded from the calculation of Target Net Worth, the Reference Balance Sheet, the Closing Balance Sheet and the True-Up Balance Sheet. However, any cash remaining in the Acquired Entities as of the Closing Date shall be included in the calculation of Actual Net Worth.

                  (vii) The accrued liabilities and plan assets (including related intangible assets and minimum pension liability adjustments) under the Reed Hourly Pension Plan and Hycalog UK Pension Plan shall be excluded from the calculation of Target Net Worth and Actual Net Worth notwithstanding the fact that these plans will be assumed at Closing; provided, however, that if the aggregate shortage in the "Funded Status" of these plans taken together is more than $5 Million, the amount over $5 Million shall be deducted from the Actual Net Worth. Funded Status shall mean, for this purpose, the difference (a) between Projected Benefit Obligations ("PBO") and (b) fair market value of assets both determined as of the last day of the month preceding the Closing Date, with PBO determined by rolling forward until the last day of the month preceding the Closing Date the PBO disclosed in the Seller's financial statements as of December 31, 2001, using the actuarial assumptions that were used in the determination of the December 2001 PBO other than the interest rate assumptions. The interest rate assumptions used to roll forward the PBO shall be 7% and 5.5% for the Reed Hourly Pension Plan and the Hycalog UK Pension Plan, respectively.

                  (viii) The Closing Balance Sheet and Actual Net Worth shall each be increased by an amount equal to $200,000 relating to prepaid workers' compensation insurance.

                  (ix) No sales, transfers or contributions of assets or liabilities contemplated by the whereas clauses, the Restructuring or transfer out of Excluded Assets or Liabilities shall increase Actual Net Worth.

                  (x) Foreign currency translation adjustments in the owner's net investment shall be excluded from the calculation of net worth on the Reference Balance Sheet, Closing Balance Sheet and True-Up Balance Sheet.

         (e) Disputes. If Purchaser Parent notifies the Seller in writing within thirty (30) days after receipt of the True-Up Balance Sheet that Purchaser Parent disagrees with the determination of the Actual Net Worth, and that such disputes would result in an adjustment to the Actual Net Worth on an aggregate basis of at least Five Hundred Thousand Dollars ($500,000), and such notice states with reasonable specificity the basis for such disagreement, the Parties shall attempt in good faith to resolve such dispute as soon as possible. Excluding any disputed amount, the Seller shall pay to the Purchaser Parent or its designated Purchaser Entity the amount, if any, by which the Estimated Net Worth is greater than the Actual Net Worth or the Purchaser Parent or its designated Purchaser Entity shall pay to the Seller the amount, if any, by which the Actual Net Worth is greater than the Estimated Net Worth. If the Parties are unable to resolve such dispute within fifteen (15) Business Days after Seller's receipt of such notice, the Parties shall as soon as reasonably practicable thereafter jointly submit such dispute for arbitration to the Houston office of KPMG (the "Arbitrating Accounting Firm") or, if such firm is unwilling or unable to perform such arbitration or has been engaged as the principle accounting firm for any Party or any Party otherwise reasonably objects to such firm, such other independent public accounting firm as the Parties shall mutually agree, for the purpose of resolving the dispute set forth in such notice. The review performed by the Arbitrating Accounting Firm shall be limited to the disputed issues identified in the notice, which issues shall only relate to whether the Actual Net Worth shown on the True-Up Balance Sheet, has been calculated correctly based on the principles set forth in this Section 1.4. The Arbitrating Accounting Firm shall review and decide the issue or issues within thirty (30) days after such submission. The decision of the Arbitrating Accounting Firm shall be set forth in writing and delivered to the Parties, and shall be final and binding. If the Actual Net Worth determined by the Arbitrating Accounting Firm differs by more than Five Hundred Thousand Dollars ($500,000) from the Actual Net Worth set forth on the True-Up Balance Sheet, then the entire difference between the Actual Net Worth determined by the Arbitrating Accounting Firm and the Actual Net Worth set forth on the True-Up Balance Sheet shall be paid by the Seller, or Purchaser Parent or its designated Purchaser Entity, to the appropriate counter Party by wire transfer of same-day funds not later than the fifth (5th) Business Day after delivery of the written decision by the Arbitrating Accounting Firm. The fees and costs of the Arbitrating Accounting Firm shall be borne by the Seller if the Arbitrating Accounting Firm finds a difference of more than $500,000 from the Actual Net Worth shown on the True-Up Balance Sheet and by the Purchaser Parent if the Arbitrating Accounting Firm does not find a difference of at least $500,000 from the Actual Net Worth calculated from the True-Up Balance Sheet.

         1.5 Excluded Assets. Notwithstanding any other provision of this Agreement, no Purchaser Entity shall purchase or otherwise acquire any of the assets of the Acquired Entities set forth in Seller Schedule 1.5 or the real property located at (i) 1900 Barrow Street, Houma, Louisiana 70360, (ii) at 9900
W. 120, Suite 103, Midland, Texas 79706 and (iii) the Midland property referenced in the Settlement and Release between Baker Hughes incorporated and Camco International, Inc. dated August 3, 1990 (collectively, the "Excluded Assets"). As such, the Parties agree that the Excluded Assets shall be transferred out of the Acquired Entities (and excluded from any transfers or assignments being made to the Acquired Entities or their Subsidiaries) to Seller or Affiliates of Seller (other than the Acquired Entities) prior to the Closing without any cost (including Taxes) to the Acquired Entities that is not reflected in the True-Up Balance Sheet. Furthermore, except for the Acquired Entities and the inventory, contracts and other assets set forth on Seller
Schedule 1.1(a) or otherwise described in Section 1.1(a), the Purchaser Entities shall acquire no assets of the Seller or its Affiliates.

         1.6 Assumed and Excluded Liabilities. As of the Closing Date, the Acquired Entities shall assume any Assumed Liabilities for which they or any of their Subsidiaries are not already liable at the Closing Date. Notwithstanding any other provision of this Agreement, no Purchaser Entity (nor any Acquired Entity following the closing) shall assume or otherwise be responsible for any Excluded Liabilities. As such, the Seller agrees that the Excluded Liabilities shall be transferred out of the Acquired Entities to (and excluded from any transfers or assignments being made to the Acquired Entities or their Subsidiaries), and are hereby expressly assumed by, the Seller or Affiliates of Seller (other than the Acquired Entities) as of the Closing without any cost (including Taxes) to the Acquired Entities that is not reflected in the True-Up Balance Sheet.

         1.7 The Parties agree to, and to cause their Affiliates to, use the methodology set forth on Seller Schedule 1.7 when computing the value of the Purchaser Parent Shares for all tax, accounting or other reporting purposes.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in the Seller's Disclosure Statement, the Seller represents and warrants to Purchaser Parent as follows:

         2.1 Organization. The Seller and each Acquired Entity is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization (if such concept exists in such jurisdiction). Each Acquired Entity has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own or lease and operate its properties and to carry on its business as now being conducted. Each Acquired Entity is duly qualified or licensed to do business and in good standing, in each case, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, such jurisdictions being listed on Seller Schedule 2.1, except where the failure to be so qualified, licensed or in good standing would not be material. The Seller has delivered or will, prior to the Closing Date, deliver to Purchaser Parent a true and correct copy of the certificate of incorporation and bylaws (or other applicable charter documents) ("Charter Documents") of each Acquired Entity, in each case as amended to the date hereof and each of such documents is in full force and effect. No Acquired Entity is in default or in violation of any provision of its Charter Documents.

         2.2 Capitalization; Seller's Ownership of Acquired Entities.

             (a) Seller Schedule 2.2(a) sets forth the name, type of entity, jurisdiction of incorporation, amount of outstanding capital stock or other units of equity ownership and owners of each Acquired Entity. The issued and outstanding capital stock or membership interests, as applicable, of each of the Acquired Entities is duly authorized, validly issued, fully paid and non-assessable (if such concept exists in such jurisdiction).

             (b) There are no outstanding options, rights, warrants, contracts, or commitments for the issuance or sale by the Seller or any of the Acquired Entities of, or any securities of any of the Acquired Entities convertible into or exchangeable for, any shares of capital stock of any of the Acquired Entities (whether treasury or issued and outstanding), and there is no agreement or arrangement not yet fully performed which would result in the creation of any of the foregoing.

         2.3 Subsidiaries. The Acquired Entities' subsidiaries (collectively, the "Subsidiaries") are listed on Seller Schedule 2.3. Each of the Subsidiaries in existence as of the date hereof is a corporation, limited liability company or partnership, as indicated on Seller Schedule 2.3 that is duly organized, validly existing and in good standing (if such concept exists in such jurisdiction) under the laws of their respective jurisdictions of organization indicated on Seller Schedule 2.3 and have the requisite corporate power and authority (or comparable power and authority in the case of limited liabilities companies or partnerships) to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. The Subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not be material. All the outstanding shares of capital stock of the Subsidiaries that are corporations, and all the ownership interests in the other Subsidiaries, have been duly authorized and validly issued and are, except in the case of any Subsidiary that is a general partnership, fully paid and non-assessable (if such concept exists in such jurisdiction) and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. All of the outstanding stock and ownership interests of the Subsidiaries are owned by the Acquired Entities, as indicated on Seller Schedule 2.3, free and clear of all Liens. The Seller has delivered or will deliver prior to the Closing Date to Purchaser Parent a true and correct copy of the Charter Documents of each Subsidiary, in each case as amended to the date hereof and each of such documents is in full force and effect. The Charter Documents of any Subsidiary of the Acquired Entities not yet formed shall be provided to and be reasonably acceptable to the Purchaser Parent prior to Closing. No Subsidiary is in default or in violation of any provision of its Charter Documents. Except for the capital stock of, or ownership interests in, the Subsidiaries, the Acquired Entities do not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

         2.4 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein to be performed by Seller. The execution, delivery and performance by Seller of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Seller. No other corporate act or proceeding on the part of the Seller, its board of directors, or its equityholders is necessary to authorize the execution, delivery, or performance by the Seller of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Seller will each constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar U.S. or non-U.S. laws of general applicability relating to or affecting creditor rights and to general equity principles.

         2.5 No Conflict/Consents. The execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby and performance by the Seller of its obligations hereunder will not: (a) violate, conflict with, or result in a breach by the Seller or any Acquired Entity of any term, condition or provision of the Charter Documents of any such entity, (b) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default by the Seller or any Acquired Entity or Subsidiary (or create an event which, with the giving of notice or lapse of time or both, would constitute such a default) or give rise to any right of termination, cancellation, or acceleration under, any agreement, lease, instrument, mortgage, license or franchise to which any such entity is a party, or by which any of their respective properties are bound, (c) result in the creation of any Lien upon any Acquired Entity's or Subsidiary's respective properties or any of the

Acquired Assets or give to others any interest or right in any of their respective properties or any of the Acquired Assets, including, but not limited to, a right to purchase any of such properties or Acquired Assets, or (e) except for applicable requirements of the HSR Act and applicable non-U.S. competition laws, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority.

         2.6 Personal Property.

             (a) The Acquired Entities and their Subsidiaries have good and valid title to, or a valid leasehold interest in, the personal properties, assets and equipment used by them and shown on the Reference Balance Sheet or acquired after the date thereof (except for property sold or otherwise disposed of since the date thereof in the ordinary course of business), and the Seller or its Affiliates have good and valid title to, or a valid leasehold interest in, the Acquired Assets, in each case, free and clear of all Liens except for: (a) Liens reflected in the Reference Balance Sheet or True-Up Balance Sheet, (b) Liens arising by operation of Law for taxes not yet due and payable, (c) the rights of customers, suppliers and subcontractors under mechanics' materialmen's and similar liens in the ordinary course of business under general principles of commercial law, (d) Liens that do not, individually or, in the aggregate, materially and adversely restrict or affect the Acquired Entities' current use and enjoyment of such property or materially and adversely affect the market value of such property, and (e) Liens noted on Seller Schedule 2.6(a) (collectively, the "Permitted Personal Property Liens").

             (b) Seller Schedule 2.6(b) lists, by description and location, each item of machinery, transportation equipment, tools, equipment, furnishings and fixtures (collectively, "Equipment") owned, leased or subject to a contract of purchase and sale, or lease commitment, that are used by the Acquired Entities or their Subsidiaries or included in the Acquired Assets, and each combination of such interrelated Equipment, in each case that has a net book value in excess of $250,000 with the net book value of each such item or group of items shown opposite such item or group of items. Each such item or group of items of Equipment is in good operating condition, repair and working order and the Seller, the Acquired Entities and their Affiliates have not since June 30, 2002 deferred any regularly scheduled maintenance procedure for any item or group of items of such Equipment that could cost in excess of $250,000 except in the ordinary course of business.

             (c) The value of all inventories of finished goods, tooling inventory, work in progress and raw materials relating to the Business, as reflected on the Reference Balance Sheet, and including reserves therefor, reflects the lower of cost or market for such inventories as applied in accordance with GAAP applied on a consistent basis.

             (d) The accounts receivable held by the Acquired Entities or their Subsidiaries or included in the Acquired Assets of the Business, as reflected on the Reference Balance Sheet, have arisen in the ordinary course of business and, except as reflected in adequate reserves on the Reference Balance Sheet, have been collected or, to the knowledge of the Seller, are collectible in the ordinary course of business and in accordance with their terms in the amounts reflected in the books and records of the Business. For the purpose of this
Section 2.6(d), an account
receivable shall mean the entire receivable owed by a customer on a consolidated basis (including its subsidiaries), and not an invoice by invoice determination.

             (e) The assets to be held by the Acquired Entities and their Subsidiaries as of the Closing Date, along with the Acquired Assets, constitute substantially all properties and assets, tangible and intangible, of any nature whatsoever, owned by the Seller and its Affiliates and used in the Business, other than assets related to payroll, invoicing, inventory control and tracking (excluding the software and Intellectual Property being purchased or licensed pursuant to the terms of this Agreement) finance, legal, tax, property management, human resources, intranet, any services to be provided under the transition services agreement and any other infrastructure or administrative functions or services provided by the Seller and its Affiliates to the Business.

         2.7 Real Property.

             (a) Seller Schedule 2.7(a) contains a true, complete and correct list, separated by category, as of the date hereof, of all real property owned (the "Owned Real Property") or leased (the "Leased Real Property") by any Acquired Entity or Subsidiary or otherwise included in the Acquired Assets. Seller has delivered or made available, or will deliver or make available as soon as reasonably practicable following the date hereof (which unprovided leases shall not relate to any significant property or require the payment of rental rates exceeding reasonable market rates at the time of their execution), to Purchaser Parent copies of the deeds, leases or other instruments by which such real property is owned or leased by the Acquired Entities, and all such deeds, leases or other instruments are listed on Seller Schedule 2.7(a).

             (b) The Seller, its Affiliates, the Acquired Entities or the Subsidiaries have good and valid title to the Owned Real Property, in each case, free and clear of all Liens, except: (i) Liens disclosed in Seller Schedule 2.7(b), (ii) mortgages or security interests shown on the Reference Balance Sheet or True-Up Balance Sheet as securing specified liabilities or obligations,
(iii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Reference Balance Sheet and disclosed in Seller Schedule 2.7(b) (such mortgages and security interests being limited to the property or assets so acquired), (iv) Liens for current Taxes and assessments and other charges by any Governmental Authority not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings, (v) zoning ordinances and other laws and regulations governing the use of the Owned Real Property, and (vi) imperfections of title that, individually or in the aggregate, do not materially and adversely affect the market value of such property ((i) through (vii) collectively, the "Permitted Real Property Liens").

                  (i) There are no pending or, to the knowledge of the Seller, threatened actions seeking to expropriate or condemn all or any part of the Owned Real Property that would materially and adversely affect the current use, occupancy, value or marketability thereof.

                  (ii) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, to which Seller or any Acquired Entity or Subsidiary is a party, granting to any party the right of use or occupancy of any portion of such Owned Real Property, and there are no outstanding options to purchase, lease or use, or rights of first refusal to purchase such Owned Real Property, or any portions thereof or interests therein to which Seller or any Acquired Entity is a party.

             (c) With respect to each Leased Real Property, the lease or sublease is valid, legally binding and enforceable by and against the Seller, the Acquired Entity or the Subsidiary party thereto in accordance with its terms, and in full force and effect, and no material breach or material default by Seller, Acquired Entity or Subsidiary party thereto or, to the knowledge of Seller, any of the other parties thereto exists, and no event has occurred which, with notice or lapse of time, would constitute a material breach or material default by Seller or an Acquired Entity or permit termination, modification, or acceleration thereunder.

             (d) Except for real property owned or leased by the Seller or one of its Affiliates in countries outside of the United States, Canada, the United Kingdom or Singapore and utilized to store the Acquired Assets and office employees working in connection with the Business, the Owned Real Property and the Leased Real Property represent all of the owned or leased real property used primarily by the Seller and its Affiliates in the conduct of the Business.

         2.8 Intellectual Property.

             (a) Seller Schedule 2.8 sets forth a list of all of the Intellectual Property (excluding those items that would come within Clause (e) of the definition of Intellectual Property, but not excluding any such items to the extent they may also come within Clauses (a)-(d) of such definition) owned by the Acquired Entities. The Acquired Entities (or in the case of Acquired Assets, the Seller) own all of such Intellectual Property free and clear of all Liens. Seller Schedule 2.8 sets forth: (i) for each issued patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, (ii) for each patent application, the application number, date of filing and subject matter for each country, (ii) for each registered trademark and registered service mark, pending trademark application and service mark application, the application serial number or registration number, the classes of goods and services covered and the expiration date for each country in which a trademark or service mark has been registered, and (iii) for each registered copyright, the number and date of filing for each country in which a copyright has been filed.

             (b) Seller Schedule 2.8 also includes a list of all licenses of Intellectual Property from third parties to the Acquired Entities or their Subsidiaries or from the Acquired Entities or their Subsidiaries to third parties. All of such licenses are valid, legally binding and enforceable by and against the Acquired Entity or Subsidiary or Seller party thereto in accordance with its terms.

             (c) Other than licenses listed on Seller Schedule 2.8, no Acquired Entity or Subsidiary has (nor does any part of the Business have) any obligation to compensate any Person more than $100,000 per year for the use of any Intellectual Property and no Acquired Entity or Subsidiary has granted to any Person any license, option, or other rights to use in any manner any of its Intellectual Property, whether or not requiring the payment of royalties.

             (d) No Acquired Entity or Subsidiary or Seller or Affiliate thereof has received any written, or to the knowledge of Seller, oral notice of invalidity of any Intellectual

Property it owns. The Seller has made available to Purchaser Parent copies of all written, and summaries of any known oral, notices of infringement of any intellectual property rights of third parties received by the Seller or the Acquired Entities. No Person has notified any Acquired Entity or Subsidiary or Seller or Affiliate thereof in writing, or to the knowledge of Seller, orally, that it is claiming any ownership of or right to use the Intellectual Property.

             (e) The Intellectual Property listed on Seller Schedule 2.8 constitutes substantially all of such Intellectual Property owned by the Acquired Entities, the Subsidiaries, the Seller and their Affiliates and used in the Business, other such Intellectual Property related to payroll, invoicing, inventory control and tracking (excluding the software and Intellectual Property being purchased or licensed pursuant to the terms of this Agreement), finance, legal, tax, property management, human resources, intranet, any services to be provided under the transition services agreement and any other infrastructure or administrative functions or services provided by the Seller and its Affiliates to the Business.

         2.9 Financial Statements.

             (a) The Road Runner Financial Statements, as set forth in Seller
Schedule 2.9 (including a balance sheet, income statement and statement of cash flows as of and for the twelve month periods ended December 31, 1999, 2000 and 2001 and as of, and for the interim six month period ended June 30, 2002):

                  (i) fairly present in all material respects the consolidated financial condition, assets, liabilities and stockholders' equity of the Business as of their respective dates and the results of operations of the Business for the periods indicated therein, subject, in the case of interim statements, to normal year-end adjustments; and

                  (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, subject, in the case of interim statements, to normal year-end adjustments, and are in accordance with the books and records of the Seller and its Affiliates with respect to the Business;

                  (iii) have not been rendered untrue, incomplete or unfair as representations of the financial condition of Business as of the date of the respective financial statement by events subsequent to such date.

             (b) All revenues during the last three fiscal years and interim periods through the Closing Date, represent, or will represent, valid sales at prices actually charged and invoiced to third party customers and revenues as a whole were not materially dependant upon the marketing or sale of complementary or other products of the Seller or its Affiliates.

             (c) The Acquired Entities and their Subsidiaries do not have and the Purchaser Parent is not otherwise assuming pursuant to this Agreement, any liabilities relating to the ownership or operation of the Business on or prior to the Closing, whether accrued, absolute, contingent or otherwise, other than those which will be reflected in the True-Up Balance Sheet.

         2.10 Absence of Certain Changes and Events. Since the date of the Reference Balance Sheet, the Acquired Entities and their Subsidiaries and, with respect to the Acquired Assets and

Assumed Liabilities, the Seller has conducted its business only in the ordinary course of business and there has not been any:

             (a) Change in any Acquired Entity's or Subsidiary's authorized or issued capital stock; grant of any stock option, right, warrant, contract, or commitment for the issuance or sale of or right to purchase shares of capital stock of any Acquired Entity or Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Entity or Subsidiary of any shares of any such capital stock.

             (b) Amendment to the Charter Documents of any Acquired Entity or Subsidiary.

             (c) Material increase in bonuses, salaries, or other compensation to any director, officer or employee of the Business, except in the ordinary course of business consistent with past practice, or entry into any employment, severance, or similar contract or agreement with any director, officer, or employee.

             (d) Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Entity or Subsidiary or the Business, or the Seller or any of its Affiliates (with respect to any Acquired Asset or Assumed Liability).

             (e) Damage to or destruction or loss of any assets or property of any Acquired Entity or Subsidiary or any Acquired Asset, whether or not covered by insurance, with value exceeding individually or in the aggregate $1 million.

             (f) Entry into, termination of, or receipt of notice of termination of any contract, agreement or transaction involving a total remaining commitment of at least One Million Dollars ($1,000,000) or relating to the license of Intellectual Property owned by an Acquired Entity, except with respect to sales and purchases in the ordinary course of business.

             (g) Sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property used in the Business or mortgage, pledge, or imposition of any Lien other than Permitted Personal Property Liens and Permitted Real Property Liens on any asset or property of any Acquired Entity or Subsidiary or any Acquired Asset, in each case with a book value of more than $250,000.

             (h) Cancellation, compromise or waiver of any claims or rights with a value to the Business in excess of One Million Dollars ($1,000,000).

             (i) Any assumption, guaranty, endorsement or other responsibility by the Business for the liability or obligation of any other Person (whether absolute, accrued, contingent or otherwise).

             (j) Change in any material accounting methods used with respect to the Business.

             (k) Material write-down in the value of any equipment or inventory of the Business.

             (l) Material change in the customary methods used in operating the Business being acquired, as reflected on the Reference Balance Sheet, or any material change in the sales operations of the Business.

             (m) Agreement, whether oral or written, by any Acquired Entity or Subsidiary or the Seller or any of its Affiliates (with respect to any Acquired Asset or Assumed Liability), to do any of the foregoing.

             (n) Adverse change in the financial condition or results of operation of the Business being acquired, as reflected on the Reference Balance Sheet, except for changes that are not material.

         2.11 Taxes.

             (a) All Tax Returns required to be filed by or with respect to each Acquired Entity and Subsidiary, either separately or as a member of a group of corporations, have been timely filed with the appropriate Governmental Authorities or a valid extension to the time of filing has been timely filed with such Governmental Authority. All such Tax Returns with respect to each Acquired Entity and Subsidiary are materially accurate, true and complete. The Seller has delivered or made available to Purchaser Parent complete and accurate copies of all of such Tax Returns of the Acquired Entities and Subsidiaries for the last three fiscal years.

             (b) Each Acquired Entity and Subsidiary has timely paid or made provision for the payment of all Taxes that have or may become due with respect to Tax Periods (or portions thereof) ending on or before the date hereof. The accruals and reserves with respect to such Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided in the Reference Balance Sheet are adequate to cover all Taxes accruing or payable with respect to Tax Periods (or portions thereof) ending on or before the date of the Reference Balance Sheet. All Taxes (including, without limitation, sales and use and employment taxes) that any Acquired Entity is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority or other Person.

             (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Acquired Entities or Subsidiaries or any of the Acquired Assets.

             (d) There are currently no deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Authority in writing against any Acquired Entity or Subsidiaries or, with respect to the Acquired Assets, the Seller. There are no current, pending or, to the Seller's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of any Acquired Entity or Subsidiary or, with respect to the Acquired Assets.

             (e) There are no Tax sharing, indemnity, allocation or similar agreements in effect as between any of the Acquired Entities or their Subsidiaries and any other Party.

             (f) During the applicable period specified in Section 897(c)(l)(A)(ii) of the Code, no Acquired Entity or Subsidiary has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code and no amounts paid by Purchaser to Seller are subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby.

             (g) No Acquired Entity or Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

             (h) No Acquired Entity or Subsidiary has ever been a member of any affiliated group of corporations which has filed a combined, consolidated, or unitary return for federal, state, local, or foreign tax purposes, other than the Seller and its Affiliates.

             (i) All Tax Returns filed with respect to Tax years of the Acquired Entities and Subsidiaries through the respective Tax year reflected on Seller
Schedule 2.11(i) have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

             (j) No Acquired Entity or Subsidiary has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

             (k) There are no requests for rulings or determinations in respect of any Tax pending between any Acquired Entity or Subsidiary and any Governmental Authority.

             (l) No Acquired Entity or Subsidiary, nor any other Person on behalf of any Acquired Entity or Subsidiary, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code.

             (m) No material issues with respect to Taxes of any Acquired Entity or Subsidiary or relating to the Acquired Assets have been raised by the relevant Governmental Authority on audit which are of a recurring nature.

             (n) No Acquired Entity or Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.

             (o) None of the assets or properties of any Acquired Entity or Subsidiary is an asset or property that is or will be treated as being tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

             (p) No Acquired Entity or Subsidiary has received a ruling or signed an agreement with any Governmental Authority with respect to any Tax which would have a material adverse effect on the Business.

             (q) Road Runner-US and Road Runner-LLC are and will be treated as disregarded entities for federal income Tax purposes pursuant to Treasury regulation

Section 301.7701-3(b) through the Closing Date. No election has been or will be made under Treas. Reg. 301.7701-3(c) with respect to either Road Runner-US or Road Runner-LLC.

         2.12 Litigation. Except as set forth on Seller Schedule 2.12, (i) there is no written demand, claim, suit, action, investigation, examination arbitration or legal, administrative or other proceeding pending or, to the knowledge of Seller, threatened against (A) the Acquired Entities, (B) the Subsidiaries, (C) the Seller related to the Business, or (D) any of their respective officers, directors, employees, assets, or properties, in any case of
(A)-(D) where the amount claimed is in excess of $500,000 and (ii) the aggregate amount claimed in all demands, claims, suits, actions, investigations, examinations or legal, administrative or other proceedings against the Business or any of its respective officers, directors, employees, assets or properties does not exceed $2,000,000.

         2.13 Employee Benefit Matters.

             (a) Set forth on Seller Schedule 2.13(a) is a list of: (i) all Benefit Plans that are applicable to Road Runner Employees (the "Road Runner Benefit Arrangements") and (ii) all Benefit Plans that are either (A) maintained, contributed to or participated in by any of the Acquired Entities on the date hereof, or (B) have previously been maintained, contributed to or participated in by any of the Acquired Entities and with respect to which any of the Acquired Entities may have any liability, contingent or otherwise (the "Road Runner Plans"). Any Road Runner Plan which covers only Road Runner Employees or Former Road Runner Employees (or any of them) is indicated on Seller Schedule 2.13(a) and is referred to herein as a "Subsidiary Plan".

             (b) With respect to the Subsidiary Plans, the Seller has supplied to Purchaser Parent a true and correct copy of each such plan and has or will supply prior to the Closing Date, to the extent applicable, all applicable related trusts or insurance policies and amendments thereto, the most recent summary plan descriptions, summary of material modifications, favorable determination letters, actuarial reports, FAS-106 reports and the three most recently filed Form 5500 annual reports filed with the IRS and the U.S. Department of Labor ("DOL"). Seller has supplied to Purchaser Parent true and correct copies of all relevant Road Runner Benefit Arrangements, which are written, and a written description of any such Road Runner Benefit Arrangement, which is not in written form.

             (c) All of the Road Runner Plans have been operated and administered in all material respects in accordance with their terms and all applicable requirements of Law, except such compliance failures which, individually or in the aggregate, can be corrected without material liability to the Acquired Entities under compliance programs made available by the IRS or DOL.

             (d) All Road Runner Plans which are employee pension benefit plans as defined in Section 3(2) of ERISA and which are intended to comply with
Section 401(a) of the Code qualify in form and have been maintained in compliance with Section 401(a) of the Code in all material respects. The terms of all Subsidiary Plans that are intended to comply with Section 401(a) of the Code have been determined by the IRS to qualify under Section 401(a) of the Code or the applicable remedial amendment periods under Section 401(b) of the Code will not have expired prior to the Closing Date.

             (e) There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the relevant Road Runner Plans which could result in any liability to any Acquired Entity.

             (f) All accrued obligations of the Acquired Entities and the Subsidiaries, whether arising by operation of Law, by contract or by past custom, for compensation, including, but not limited to, bonuses and accrued vacation, to its current and former officers, directors, employees, consultants or agents, for Taxes and other obligations to any Governmental Authority payable by any of the Acquired Entities or the Subsidiaries in connection with such compensation, and for payments with respect to any Road Runner Plan, have been paid, or adequate accruals for such obligations have been and are being made by the Acquired Entities or the Subsidiaries, and will be reflected on the True-Up Balance Sheet.

             (g) There are no pending actions, suits or claims involving any Road Runner Plans other than routine claims for benefits, qualified domestic relations orders and medical or child support orders.

             (h) None of the Road Runner Plans are multiemployer plans (as defined in Section 3(37) of ERISA).

             (i) With respect to each Road Runner Plan which is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code: (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year, (iii) all "required installments" within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply have been made when due, (iv) none of Seller, the Acquired Entities, the Subsidiaries or any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code, (v) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation ("PBGC"),
(vi) other than routine Form 1 filings, no filing has been made by or on behalf of any ERISA Affiliate with the PBGC, (vii) no proceeding has been commenced by the PBGC to terminate any such plan, and (viii) no condition exists which could constitute grounds for the termination of any such plan by the PBGC.

             (j) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment): (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any Road Runner Employee under the terms of any Road Runner Plan or any Road Runner Benefit Arrangement, (ii) increase any benefits otherwise payable under any Road Runner Plan, or (iii) result in any acceleration of the time of payment or vesting of benefits under the terms of any Road Runner Benefit Arrangement.

             (k) Except as set forth on Seller Schedule 2.13(a) or as required by Law, no Road Runner Plan provides post-employment medical, disability or life insurance benefits. The Road Runner Financial Statements accurately reflect the liability for any such post-employment benefits, as required by FAS-106.

             (l) No Acquired Entity or Subsidiary has any liability, contingent or otherwise with respect to any Benefit Plan maintained by the Seller or any ERISA Affiliate thereof, which is not a Road Runner Plan.

             (m) No asset of the Seller or any ERISA Affiliate is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Seller or any of the ERISA Affiliates is required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or circumstance exists that could reasonably be expected to give rise to any such lien or requirement to post any such security.

             (n) Neither the Seller nor any entity that was at any time during the six-year period ending on the date hereof an ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or incurred any liability with respect to, a plan that is both a "multiemployer plan" (as defined in Section 3(37) of ERISA) and an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

             (o) (i) each Foreign Plan is, and has been, established, registered (where required), qualified, administered, funded (where required), and invested in compliance in all material respects with the terms thereof and all applicable laws, (ii) with respect to each Foreign Plan, all required filings and reports have been made in a timely and complete manner with necessary governmental authorities, (iii) all obligations of the Acquired Entities and the Subsidiaries to or under the Foreign Plans (whether pursuant to the terms thereof or any applicable laws) have been satisfied, and there are no outstanding defaults or violations thereunder by such Acquired Entities, (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Foreign Plan under applicable law or under any Foreign Plan or any agreement relating to a Foreign Plan, and (v) no taxes, penalties or fees are owing or assessable under any such Foreign Plan.

             (p) No event has occurred with respect to any registered Foreign Plan which could reasonably be expected to result in the revocation of the registration of such Foreign Plan, or which could reasonably be expected to entitle any Person (without the consent of the sponsor of such Foreign Plan) to wind up or terminate any such Foreign Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Foreign Plan.

         2.14 Material Contracts.

             (a) Seller Schedule 2.14(a) sets forth a complete and accurate list of each of the following contracts, instruments, leases, deeds, commitments and agreements in effect as of the date hereof relating to the Business to which any Acquired Entity, Subsidiary or the Seller is bound (collectively, the "Road Runner Material Contracts"):

                  (i) Indentures, mortgages, loan agreements, security agreements, guarantees or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets.

                  (ii) Agreements, contracts or commitments requiring the expenditure or series of related expenditures of funds in excess of One Million Dollars ($1,000,000) (other than purchase orders for any Acquired Entity's, Subsidiary's or the Seller's products or services in the ordinary course of business or purchase orders in the ordinary course of business for goods necessary for the Business to complete existing contracts or sales orders).

                  (iii) Agreements, contracts or commitments requiring the expenditure or series of related expenditures of funds in excess of One Hundred Thousand Dollars ($100,000) which cannot be completed within one year of the date thereof or cancelled within 30 calendar days.

                  (iv) Employment, license, royalty, distributorship, agency or similar agreements requiring the expenditure or series of related expenditures of funds in excess of One Hundred Thousand Dollars ($100,000).

                  (v) Agreements, contracts or commitments, or orders, writs, injunctions, decrees, judgments or awards by any court, arbitration panel or Governmental Authority, that restrict in any material manner any Acquired Entity or owner of the Acquired Assets and Assumed Liabilities from competing with any other Person or entity or from conducting business in any geographic area.

         (b) True and correct copies of each of the Road Runner Material Contracts have been made available to Purchaser Parent. Seller Schedule 2.14(a) also includes a list of agents by country of origin, and there are no other current or pre-existing agency relationships registered in any other country.

         (c) (i) each Road Runner Material Contract is in full force and effect, and is a valid and binding agreement of the Acquired Entity, Subsidiary or Seller that is a party thereto, and, to the knowledge of Seller, each of the other parties thereto, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and other general equitable principles (whether considered in a proceeding in equity or at law) and (ii) no condition exists or event has occurred that would constitute a default by (x) any Acquired Entity party to any such Road Runner Material Contract or (y) to the knowledge of Seller, any other party to any such Road Runner Material Contract.

         (d) Seller Schedule 2.14(d) lists each Road Runner Material Contract that requires consent to the assignment of such Road Runner Material Contract prior to the consummation of the transactions contemplated by this Agreement or pursuant to which the transactions contemplated or this Agreement will trigger a default or right of termination.

         2.15 Warranties and Product Liability.

             (a) To the knowledge of Seller, there are no facts or the occurrence of any event forming the basis of any present claim against the Acquired Entities or the Subsidiaries or the Acquired Assets with respect to warranties relating to products manufactured, sold or distributed by such entity or services performed by or on behalf of it that could reasonably be expected to materially affect the Business being acquired.

             (b) To the knowledge of the Seller, there is no state of facts or any event forming the basis of any present claim in excess of One Million Dollars ($1,000,000) against any Acquired Entity or Subsidiary or, with respect to the Acquired Assets and the Assumed Liabilities, the Seller or any of its Affiliates not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by products shipped or services rendered by or on behalf of such entity that could reasonably be expected to materially affect the Business being acquired.

         2.16 Brokers. Except for Goldman Sachs & Co., the fees and expenses of which shall be the responsibility of Seller, no broker or investment banker acting on behalf of the Seller or any of the Acquired Entities or Subsidiaries or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any Acquired Entities or Subsidiaries in connection with any of the transactions contemplated herein.

         2.17 Absence of Certain Payments. None of the Acquired Entities, the Subsidiaries nor (to the extent such actions might reasonably be expected to affect the business and operations of the Business being acquired)) the Seller nor, to the knowledge of the Seller, no Affiliate, officer, director, agent, employee of, or other Person associated with or acting on behalf of, any Acquired Entity, Subsidiary or Seller has, within the five years immediately preceding the date of this Agreement used any funds of any Acquired Entity, Subsidiary or Seller for unlawful contributions or gifts to, or entertainment of, government officials or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees or officers of customers from funds of the Acquired Entity, Subsidiary or Seller, or established or maintained any unlawful or unrecorded funds.

         2.18 Employees. No Acquired Entity or Subsidiary is a party to a collective bargaining agreement other than that certain Agreement dated January 1, 2000 between Reed Tool Company and United Steelworkers of America Local Union 2083 (the "Reed Union Agreement") or currently negotiating any such agreement (other than the Reed Union Agreement), and, to the knowledge of the Seller, as of the date of this Agreement, (a) there is no threatened or actual attempt to organize or represent other employees by any labor organization, (b) no charge or complaint against any Acquired Entity or Subsidiary is currently pending before the National Labor Relations Board or the Equal Employment Opportunity Commission or before any analogous state or local entity or analogous entity in any country, or, to the knowledge of the Seller, threatened (c) no Acquired Entity or Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (d) each Acquired Entity and Subsidiary is, and during the last three years has been, in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workmen's compensation, occupational safety, plant closings and wages and hours in all material respects, (e) each Acquired Entity and Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, (f) no Acquired Entity or Subsidiary is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice) and (g) there is no labor strike, stoppage, lockout or material dispute or material slowdown pending or, to the knowledge of the Seller, threatened against any of the Acquired Entities or Subsidiaries, involving Road Runner Employees, and there has not been any such action during the last three years, and (h) neither the Seller nor any of the Acquired Entities or Subsidiaries has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any of the Acquired Entities or Subsidiaries. Seller has made, or, with respect to Subclause (iv) below, will make prior to the Closing Date, available to Purchaser Parent true and complete copies of: (i) all executory severance agreements with Road Runner Employees or consultants to any Acquired Entity or Subsidiary, (ii) all severance programs and policies of each such Acquired Entity or Subsidiary with or relating to such Road Runner Employees, (iii) all plans, programs, agreements and other arrangements of each such Acquired Entity and Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions, (iv) any written material relating to the material personnel policies of any Acquired Entity or Subsidiary, and (v) any executory employment or other agreement of any employee or consultant (excluding consultants who are attorneys or accountants of public accounting firms) of any Acquired Entity or Subsidiary who is paid or entitled to payment by any Acquired Entity or Subsidiary in an amount exceeding, in the aggregate, Two Hundred Thousand Dollars ($200,000) for fiscal year 2001, or expected to exceed, in the aggregate, Two Hundred Thousand Dollars ($200,000) for fiscal year 2002 or thereafter. Seller Schedule 2.18 sets forth, as of a date within 30 days before the date of this Agreement, a list of all persons employed by the Seller and its Affiliates on such date who are intended to be employed by the Acquired Entities as of the Closing, together with such Persons' titles and/or job descriptions. Seller shall deliver to Purchaser Parent, on a confidential basis, at least 30 days before the anticipated Closing Date, along with a schedule showing the base salary or hourly wage rate for each person listed on Seller Schedule 2.18.

         2.19 Environmental. Except as fully described on Seller Schedule 2.19:

             (a) To the knowledge of the Seller, there are no existing or threatened Environmental Claims against any Acquired Entities or Subsidiaries.

             (b) To the knowledge of the Seller, there are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than Environmental Permits) or liens by, any Governmental Authority relating to violations of any Environmental Laws which regulate, obligate or bind any Acquired Entities or Subsidiaries or the Business.

             (c) Except as would not have an Environmental Material Adverse Effect, the operations of the Acquired Entities and Subsidiaries and Business are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws.

             (d) No portion of any of the properties owned or operated by the Acquired Entities or Subsidiaries is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System list under CERCLA, or, to the knowledge of Seller, any similar ranking or listing under any law of any state or country in which the property is located.

             (e) Except as would not have an Environmental Material Adverse Effect, there has been no disposal or release by or at the direction of the Seller, any Acquired Entity or any Subsidiary or, to the knowledge of the Seller, any third party of any Hazardous Materials on, at, or under any properties owned, leased or operated by the Acquired Entities or Subsidiaries or the Business.

             (f) To the knowledge of the Seller, there are no material Environmental Claims pending or threatened with respect to off-site facilities to which Seller has sent Hazardous Materials (other than products) for treatment, storage or disposal in connection with the operation of the Acquired Entities or Subsidiaries or the Business.

             (g) True and correct copies of any environmental reports, audits or assessments which have been conducted, either by or on behalf of the Seller, Acquired Entities or Subsidiaries within the last three (3) years regarding any properties owned, operated or leased by any of the Acquired Entities or Subsidiaries or the Business have been made available to Purchaser Parent and Seller Schedule 2.19 lists such reports, audits and assessments.

         2.20 Environmental Permits. The Acquired Entities and Subsidiaries and
Business: (i) are in possession of all permits, licenses, registrations and government authorizations ("Environmental Permits") required under Environmental Laws for the current operation of their business, and (ii) are in compliance with the requirements and limitations included in such Environmental Permits.

         2.21 Compliance with Law; Authorizations.

             (a) Each of the Acquired Entities and Subsidiaries and the conduct of their respective businesses is in substantial compliance with all applicable laws, rules or regulations of any federal, state, local or foreign government or agency thereof ("Government Regulations") relating to the business, operations, assets or properties of such Acquired Entity or Subsidiary. No such Acquired Entity or Subsidiary has received any written or, to the knowledge of the Seller, oral notice to the effect that, it is not in material compliance with any such Government Regulations.

             (b) Each Acquired Entity and Subsidiary has all licenses, permits, authorizations and approvals issued by any Governmental Authority (collectively, "Permits") necessary to carry on their respective businesses as presently conducted except for those Permits which the failure to possess would not be material.

         2.22 Securities/Resale. The Seller is not acquiring the Purchaser Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Seller understands that the Purchaser Stock has not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless: (i) subsequently registered thereunder, or (ii) an exemption exists permitting such stock to be sold, assigned or transferred without such registration (and the certificates representing such Purchaser Stock will contain a customary restrictive legend in this regard). Purchaser Parent has furnished the Seller with its Annual Report on Form 10-K for the year ended December 31, 2001, quarterly reports on Form 10-Q for the three months ended March 31, 2002 and June 30, 2002, and a summary description of the terms of the Purchaser Stock (the "SEC Documents").

         2.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Seller nor any other Person or entity makes any other express or implied representation or warranty to Purchaser Parent.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF PURCHASER PARENT

         Except as set forth in the Purchaser's Disclosure Statement, Purchaser Parent represents and warrants to the Seller as follows:

         3.1 Organization. Purchaser Parent is, and each Purchaser Entity is or will be on the Closing Date, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (if such concept exists in any such jurisdiction) and Purchaser has all requisite corporate or partnership power and authority and all material licenses, permits and authorizations necessary to own or lease and operate its properties and to carry on its business as now being conducted. Purchaser Parent has delivered to the Seller a true and correct copy of the certificate of incorporation and bylaws of Purchaser Parent and each currently existing Purchaser Entity, in each case as amended to the date hereof and each of such documents is in full force and effect. Neither Purchaser Parent nor any currently existing Purchaser Entity is in default or in violation of any provision of its Charter Documents.

         3.2 Organization of the Purchaser Entities. All of the outstanding capital stock of each Purchaser Entity is, or on the Closing Date will be, owned by Purchaser Parent or a wholly-owned subsidiary of Purchaser Parent, and all such shares are, or on the Closing Date will be, validly issued, fully paid and non-assessable (if such concept exists in its jurisdiction of organization).

         3.3 Authority of Purchaser Parent. Purchaser Parent has full corporate power and authority to enter into this Agreement and Purchaser Parent and each Purchaser Entity has, or on the Closing Date will have, full corporate power and authority to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the other agreements contemplated hereby by Purchaser Parent and the performance by Purchaser Parent and each Purchaser Entity of this Agreement, the other agreements contemplated hereby, and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Purchaser Parent and each currently existing Purchaser Entity. No other corporate act or proceeding on the part of Purchaser Parent or any currently existing Purchaser Entity, their board of directors, or their shareholders is necessary to authorize the execution, delivery, or performance by Purchaser Parent or any Purchaser Entity of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser Parent. This Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Purchaser Parent will each constitute, a valid and binding obligation of Purchaser Parent, enforceable against Purchaser Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and to general equity principles.

         3.4 Brokers. Except for Merrill Lynch & Co., the fees and expenses of which shall be the responsibility of Purchaser Parent, no broker or investment banker acting on behalf of Purchaser Parent or any currently existing Purchaser Entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

         3.5 No Conflict; Consents. The execution and delivery of this Agreement by Purchaser Parent does not, and the consummation of the transactions contemplated hereby and performance by Purchaser Parent and the Purchaser Entities of their obligations hereunder will not: (a) violate, conflict with or result in a breach by Purchaser Parent or any Purchaser Entity of any term, condition or provision of the charter, by-laws or analogous organizational documents of Purchaser Parent or any Purchaser Entity, (b) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default by Purchaser Parent or any Purchaser Entity (or create an event which, with the giving of notice or lapse of time or both, would constitute such a default) or give rise to any right of termination, cancellation or acceleration under, any material agreement, lease, instrument, mortgage, license or franchise to which Purchaser Parent or any Purchaser Entity is a party, or by which any of their respective properties are bound, (c) result in the creation of any Lien upon any of Purchaser Parent's or any Purchaser Entity's respective properties or give to others any interest or right in any of their respective properties, including, but not limited to, a right to purchase any of such properties, or
(d) except for applicable requirements of the HSR Act and applicable non-U.S. competition laws, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority. The failure of any Person not a Party hereto to authorize or approve this Agreement will not give any Person the right to enjoin, rescind or otherwise prevent or impede the sale of the Acquired Entities or Acquired Assets to the Purchaser Entities in accordance with the terms of this Agreement or to obtain damages from, or any other judicial relief against, Seller as a result of the transactions carried out in accordance with the provisions of this Agreement.

         3.6 Taxes. Purchaser Parent is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         3.7 Litigation. Except as disclosed in the Purchaser Parent SEC Reports publicly available prior to the date hereof, there is no demand, claim, suit, action, arbitration or legal, administrative or other proceeding pending or, to the knowledge of Purchaser Parent, threatened against the Purchaser Parent Entities or relating to the transactions contemplated by this Agreement, before any arbitrator, court or governmental or regulatory body, which could reasonably be expected to be decided unfavorably against any Purchaser Parent Entity, and, if so decided, would reasonably be expected to have a Purchaser Parent Material Adverse Effect or a material adverse effect on the ability of Purchaser Parent or Purchaser to consummate the transactions contemplated by this Agreement. No Purchaser Parent Entity has received any written or, to the knowledge of Purchaser Parent, oral notice that any Purchaser Parent Entity or any of their assets is subject to any decree, order or judgment which would reasonably be expected to have a Purchaser Parent Material Adverse Effect or a material adverse effect on the ability of Purchaser Parent or Purchaser to consummate the transactions contemplated by this Agreement.

         3.8 Environmental. There are no existing or, to the knowledge of Purchaser Parent, threatened Environmental Claims against any Purchaser Parent Entity or valid basis for any such claim, which would reasonably be expected to have a Purchaser Parent Material Adverse Effect or a material adverse effect on the ability of Purchaser Parent or Purchaser to consummate the transactions contemplated by this Agreement.

         3.9 Compliance with Law; Authorizations. Purchaser Parent and each of the Purchaser Parent Entities and the conduct of their respective businesses is and has been in compliance with all Government Regulations relating to the business, operations, assets or properties of Purchaser Parent and each Purchaser Parent Entity except for such failures that would not reasonably be expected to have a Purchaser Parent Material Adverse Effect or a material adverse effect on the ability of Purchaser Parent or Purchaser to consummate the transactions contemplated by the Agreement. No Purchaser Parent Entity has received any written or, to the knowledge of Purchaser Parent, other notice to the effect that, or otherwise been advised that, it is not in or may not be in compliance with any such Government Regulations except for such failures that would not reasonably be expected to have a Purchaser Parent Material Adverse Effect or a material adverse effect on the ability of Purchaser Parent or Purchaser to consummate the transactions contemplated by this Agreement.

         3.10 Securities/Resale. Neither Purchaser Parent nor any Purchaser Entity is acquiring the stock of any Acquired Entity with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Purchaser Parent and each Purchaser Entity understands that: (a) the stock of the Acquired Entities has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless: (i) subsequently registered thereunder, or
(ii) an exemption exists permitting such stock to be sold, assigned or transferred without such registration, and (b) neither Seller nor any other Person is under any obligation to register such stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

         3.11 Securities Representations. Purchaser Parent has provided to the Seller the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the respective date of filing with the Securities and Exchange Commission, the consolidated financial statements of Purchaser Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Purchaser Parent and its consolidated subsidiaries as of the dates of such financial statements and the consolidated results of their operations and cash flows for the periods then ended. Since June 30, 2002, other than as discussed in the SEC Documents, there has been no material adverse change in the business, financial condition, results of operations or prospects of Purchaser Parent and its subsidiaries, taken as a whole.

         3.12 Issuance and Listing of Shares. The issuance of the Purchaser Parent Shares in accordance with the terms and conditions of this Agreement has been duly authorized by Purchaser Parent's Board of Directors and does not require any authorization by Purchaser Parent's stockholders. When issued in accordance with the terms and conditions of this Agreement, the Purchaser Parent Shares shall be validly issued, fully paid and non-assessable and shall be listed for trading on the New York Stock Exchange.

         3.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Purchaser Parent nor any other Person or entity makes any other express or implied representation or warranty.

                                   ARTICLE IV
                               COVENANTS OF SELLER

         Seller hereby covenants to and agrees with Purchaser Parent as follows:

         4.1 Corporate and Other Actions. Prior to the Closing Date, the Seller shall use reasonable best efforts to fulfill its obligations under this Agreement and to consummate the transactions contemplated hereby and to Close by December 31, 2002.

         4.2 Full Access. Prior to the Closing Date, the Seller shall cause the Acquired Entities, the Subsidiaries and the Seller and its Affiliates to afford Purchaser Parent and its counsel and accountants, advisers and other authorized representatives, with reasonable prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of the Seller) to the respective premises, properties and personnel of the Acquired Entities, Subsidiaries and the Business (but so as not to unduly disrupt the normal course of operations of the Acquired Entities, Subsidiaries or Seller or its Affiliates). Any information the Purchaser Parent or its Affiliates, counsel, accountants, advisors and other representatives receive pursuant to this Section
4.2 shall be subject to the Confidentiality Agreement, dated July 8, 2002 between Purchaser Parent and Scorpion (the "Confidentiality Agreement").

         4.3 Ordinary Course of Business. Prior to the Closing Date, Seller shall use commercially reasonable efforts to (i) cause the Acquired Entities and their Subsidiaries to be operated in the ordinary course of business, (ii) preserve intact the current Business and the Acquired Entities' and Subsidiaries' business organizations, (iii) keep available the services of their current officers, employees and agents and (iv) maintain the relations and goodwill with suppliers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Entities and Subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, Seller shall not, and shall not permit any of the Acquired Entities or Subsidiaries or, with respect to the Acquired Assets and Assumed Liabilities, any Affiliates of the Seller, to:

                  (i) Amend any Acquired Entities' or Subsidiaries' Charter Documents;

                  (ii) (x) issue any shares of capital stock of the Acquired Entities or their Subsidiaries, effect any stock split or otherwise change the capitalization of the Acquired Entities or their Subsidiaries or (y) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of capital stock or ownership interests in the Acquired Entities or their Subsidiaries;

                  (iii) materially increase the bonuses, salaries, or other compensation of Road Runner Employees, except in the ordinary course of business consistent with past practice, or enter into any severance agreements with any Road Runner Employees;

                  (iv) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, (1) establish, enter into, adopt, amend or terminate any Subsidiary Plan, (2) increase benefits for any Road Runner Employees or Former Road Runner Employees covered under a Road Runner Benefit Arrangement that is not Subsidiary Plan unless such increase applies generally to substantially all of the other persons covered under such Road Runner Benefit Arrangement; or

                  (v) sell, lease or otherwise dispose of any assets of the Acquired Entities (including capital stock or share capital of the Subsidiaries) or their Subsidiaries or any of the Acquired Assets which, individually or in the aggregate, exceed $500,000 except in the ordinary course of business;

Furthermore, the Seller shall notify the Purchaser Parent of any material change in the condition (financial or otherwise) of the Business or any termination, cancellation, repudiation or material breach of any Road Runner Material Contract, or any material litigation or material governmental complaints, investigations or hearing (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty made by the Seller herein.

         4.4 Filings and Consents. Seller shall use its commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. Seller agrees to cause to be made all appropriate filings to be made by such Person under the HSR Act and applicable non-U.S. competition laws in a timely fashion.

         4.5 Employment Matters.

             (a) For all awards outstanding as of the Closing Date under any long-term incentive plan maintained by Seller or the Acquired Entities, other than Subsidiary Plans, the Road Runner Employees shall be treated as terminated employees as of the Closing Date, and the terms and conditions of the governing plan and/or agreement will apply to such awards, except for the employees retained by or seconded by the Seller, if any.

             (b) As of the Closing Date, under the terms of the Scorpion Discounted Stock Purchase Plan (the "Scorpion DSPP"), the Road Runner Employees shall be treated as terminated employees under the terms and conditions of the Scorpion DSPP.

             (c) Effective as of the Closing Date, the Acquired Entities shall cease to be participating employers in the Schlumberger Technology Corporation Pension Plan (the "Road Runner Holdings-US Pension Plan"), the Schlumberger Technology Corporation Restoration Savings Plan, and the Schlumberger Technology Corporation Supplementary Benefit Plan (collectively, the "Seller Retirement Plans"), and as of such date all employees of the Acquired Entities shall cease to be eligible to participate in the Seller Retirement Plans. Any service or compensation earned by an employee of the Acquired Entities or the Subsidiaries for any period after the Closing Date shall be disregarded for all purposes of the Seller Retirement Plans. In addition, the Seller shall cause any Road Runner Employees that participate in (i) any qualified retirement plan (including the Schlumberger Technology Corporation US Pension Plan) that is not a Subsidiary Plan or (ii) the Camco International (Canada), Inc. Limited Retirement Plan to be fully vested in any such plan as of the Closing Date (and any costs thereof being assumed by the Purchasing Entities (including the Acquired Entities) shall be fully accrued for on the True-Up Balance Sheet).

             (d) Unless specifically provided otherwise in this Agreement or the Transition Services Agreement, effective as of the Closing Date, the Acquired Entities and their employees shall cease participation in all Road Runner Plans that are not Subsidiary Plans, and all Road Runner Employees shall be treated as terminated employees under such plans, provided that the Parties acknowledge that no Road Runner Employee shall be eligible for severance benefits under the Scorpion Severance Program or any other severance plan or arrangement solely as a result of the transactions contemplated by this Agreement. Road Runner Employees who have attained sufficient age and service credit as of the Closing Date to retire and begin receiving retiree medical benefits under the Scorpion Retiree Medical Plan and pension benefits under the Road Runner Holdings-US Pension Plan may elect to begin receiving pension benefits from the Road Runner Holdings-US Pension Plan effective as of the Closing Date, shall be treated as retirees for purposes of Scorpion retiree welfare benefits and shall be eligible to receive retiree benefits from such plans in accordance with their terms (as such may be amended from time to time), even if such individual continues employment with the Purchaser Parent or an Affiliate of Purchaser following the Closing Date. On or prior to the Closing Date, Seller shall, or shall cause the Acquired Entities to, take such action as may be necessary or appropriate to conform the Road Runner Plans to the provisions of Section 5.2.

         4.6 Covenant Not to Compete. Seller agrees that, for a period of three years from the Closing Date it will not, and will cause each of its Affiliates not to, engage anywhere in the world in any Prohibited Activity. In addition, for a period of eighteen months from the Closing Date, the Seller and its Affiliates shall not enter into any alliance with an unaffiliated third party to sell or distribute that third party's drill bits preferentially over the drill bits of the Purchaser Entities and their Affiliates (including the Acquired Entities) other than with respect to single projects or series of related projects. Notwithstanding the foregoing, the following shall not be a breach of this Section 4.6: (i) the acquisition, ownership or control by the Seller or any Affiliate of the Seller of not more than 25% of any entity or group of entities engaged in a Prohibited Activity;
(ii) the sale or distribution of drill bits or components (but not any other Prohibited Activity) as an ancillary part of the project management activities of the Seller and its Affiliates; and (iii) the acquisition, ownership or obtaining control of an entity or group of entities that engages in a Prohibited Activity if the Prohibited Activity is not that entity's principal business. If any court of competent jurisdiction shall finally hold that the time, territory or any other provision set forth in this Section 4.6 constitutes an unreasonable restriction, such provision shall not be rendered void, but shall apply as to such time, territory or to such other extent as such court may determine constitutes a reasonable restriction under the circumstances involved. Seller acknowledges that the restrictions contained in this Section 4.6 are reasonable and necessary to protect the legitimate interests of Purchaser Parent and that any breach by Seller of any provision hereof will result in irreparable injury to Purchaser Parent. Seller acknowledges that, in addition to all remedies available at law, Purchaser Parent shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all losses and damages.

         4.7 Non-Solicitation of Employees. Seller agrees that, for a period of two years from the Closing Date it will not, and will cause each of its Affiliates not to, directly or indirectly solicit the employment of any of the Road Runner Employees; provided, however that a general advertisement or general solicitation for potential customers or employees shall not be considered a breach of this Section 4.7, and a decision to hire any Road Runner Employee who applies in response to such solicitation shall not be considered a breach of this Section 4.7.

         4.8 Nondisclosure of Proprietary Information.

             (a) From and after the Closing Date, the Seller and its Affiliates shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any Person other than the Purchaser or the Purchaser Entities any of the proprietary information of the Business that is not generally known to the public or utilize any of such proprietary information for any purpose. Notwithstanding the foregoing, the Seller and its Affiliates may disclose information that is (i) required to be disclosed by applicable Tax, securities or other laws, rules, decrees, regulations, ordinances and orders to the extent, and only to the extent, those laws, rules, decrees, regulations, ordinances and orders require the disclosure and the Seller provides Purchaser Parent prior written notice of its intent to provide the disclosure and the general text of the disclosure and Purchaser Parent consents to the disclosure, which consent shall not be withheld or delayed unreasonably, and (ii) required to be disclosed by final order of a court of competent jurisdiction; provided, that, if the Seller or any of its Affiliates is served or threatened with litigation that would require them to disclose that information, the Seller or the Affiliate, as the case may be shall tender to the Purchaser Parent the opportunity to defend, at its cost, against the disclosure at its sole cost and expense.

             (b) Because of the unique nature of the proprietary information of the Business, the Seller understands and agrees that the breach or anticipated breach of the obligations of it or its Affiliates under this Section 4.8 may result in immediate and irreparable harm and injury to Purchaser Parent and its Affiliates, for which they may not have an adequate remedy at law, and that Purchaser Parent and its Affiliates and their successors and assigns shall be entitled to relief in equity to enjoin the breach or anticipated breach and to seek any and all other legal and equitable remedies to which they may be entitled, without the necessity of posting bond or other security therefor.

         4.9 Transition Services Agreement. On or prior, to the Closing Date, the Seller shall execute and deliver a transition services agreement substantially in the form attached as Exhibit 4.9 hereto (the "Transition Services Agreement") with respect to facilities and services currently shared by any of the Acquired Entities or their Subsidiaries and other business operations of the Seller and its Affiliates (the Parties to negotiate in good faith the reasonable terms and conditions of the outstanding items to be finalized prior to the Closing). To the extent that Seller or any of its Affiliates continue to hold or maintain inventory on behalf of the Business following the Closing Date, such Parties and entities agree to execute reasonable landlord lien waivers and collateral access agreements with Purchaser Parent's and its Affiliates' lenders.

         4.10 Registration Rights Agreement. On or prior, to the Closing Date, the Seller shall execute and deliver a registration rights agreement in the form attached as Exhibit 4.10 hereto (the "Registration Rights Agreement") with respect to the registration of the Purchaser Parent Shares.

         4.11 Financial Statements. Subject to the Purchaser Entities reimbursing the Seller for its out-of-pocket expenses in connection therewith, Seller agrees to (a) request its independent accountant, including providing consents and authorizations reasonably necessary in connection with such request, to prepare, if not already prepared, as soon as practicable, the Financial Statements (as defined below), (b) consent (subject to reasonable opportunity to review and comment thereon) to the filing of such Financial Statements with applicable registration statements and reports filed by Purchaser Parent or any of its Affiliates under the Securities Act or the Exchange Act if such filing is done prior to the Closing Date, (c) consent (subject to reasonable opportunity to review and comment) to the inclusion of such financial statements in any prospectus or offering document used by Purchaser Parent or any of its Affiliates in connection with an offering of securities exempt from registration under the Securities Act pursuant to Rule 144A thereunder if such offering is made prior to the Closing Date, and (d) request its independent accountant to prepare "comfort" letters or similar documents and to review any interim financial statements in accordance with SAS No. 71 in connection with Section 4.11(a), (b) or (c) above. For the purposes of this Section 4.11, "Financial Statements" shall mean audited financial statements with respect to the Business (excluding the Excluded Assets and Excluded Liabilities) consisting of (i) a balance sheet as of December 31, 1999, December 31, 2000 and December 31, 2001 (and December 31, 2002 if the Closing Date occurs after December 31, 2002), (ii) income statements for the twelve months ended December 31, 2000, the twelve months ended December 31, 2001 and the period from December 31, 2001 to the Closing Date (and December 31, 2002 in the event the Closing occurs after December 31, 2002), (iii) statements of cash flow for the twelve months ended December 31, 2000, the twelve months ended December 31, 2001 and the period from December 31, 2001 to the Closing Date (and December 31, 2002 if the Closing Date occurs after December 31, 2002), and (iv) all notes to such statements; provided, however, that with respect to any requests for Financial Statements under 4.11(b) or 4.11(c), the Financial Statements for 2002 will only include unaudited financials for the first three quarters of 2002 and not audited financials through the Closing Date, unless the Closing Date is after December 31, 2002. All Financial Statements shall be requested to be prepared in accordance with generally accepted accounting practices and principles, and in form meeting the requirements of Regulation S-X promulgated by the Securities and Exchange Commission. Seller also shall provide to Purchaser Parent, as soon as reasonably practicable, quarterly financial statements for the three-month periods ended March 31, 2001 and 2002 and nine-month periods ended September 30, 2001 and 2002, respectively, which financial statements for the nine-month periods ended September 30, 2001 and 2002 shall be reviewed by PricewaterhouseCoopers LLP (subject to reimbursement by Purchaser Parent of Seller's reasonable out of pocket costs in this regard).

         4.12 Insurance Matters.

             (a) The Seller agrees that the Acquired Assets and the operations and assets of the Acquired Entities up to the effective time of Closing which are insured under such policies shall continue to be so insured.

             (b) Following the effective time of Closing, Purchaser Parent shall give the Seller prompt notice of the assertion by any Person of any claim against Purchaser Parent, the Purchaser Entities, the Acquired Entities, the Subsidiaries or any of their Affiliates which might be subject to the insurance coverage described in this Section 4.12. Purchaser Parent shall cooperate with the Seller and its Affiliates and any applicable insurance carrier in any investigation by the Seller and its Affiliates or any applicable insurance carrier of any such claim and shall give to the Seller and its Affiliates and any applicable insurance carrier reasonable access to the books, records and personnel formerly of the Seller and its Affiliates to the extent reasonably necessary to enable the Seller, its Affiliates and any applicable insurance carrier to investigate such claim.

             (c) Except with respect to workers' compensation claims that are handled pursuant to Section 9.2(f), Purchaser Parent or its Affiliates shall promptly reimburse Seller or its Affiliates for or pay directly any invoices received by Seller or its Affiliates from any of its insurance carriers under "fronting" policies relating to a claim regarding the ownership or operation of Business or a Road Runner Employee prior to Closing that is an Assumed Liability; provided, however, that Purchaser Parent does not waive any rights it may have to make a claim against Seller for a breach of a representation or warranty hereunder with respect to the injury that gives rise to such claim.

         4.13 Cooperation on Financing. Seller shall, and shall cause its Affiliates to provide to Purchaser Parent and its lenders' representatives with reasonable access during normal business hours to the Business's facilities in order to conduct inspections and appraisals of the Business's real estate, equipment and inventory, as well as reasonable access to financial information of the Business necessary to perform a reasonable appraisal of assets and evaluation of the Business's accounts receivable, inventory and fixed assets and applicable reserves and necessary to prepare an offering document relating to the proposed financing. Seller will use its reasonable best efforts to provide any such other support and information as is reasonably requested by Purchaser Parent and its lenders' representatives in connection with the Closing and the financing contemplated by the Commitment Letters.

         4.14 Formation of Entities and Transfer of Assets. Seller shall (i) cause the Acquired Entities and their Subsidiaries, to the extent not yet formed, to be formed and capitalized pursuant to Charter Documents reasonably acceptable to Purchaser Parent; (ii) cause to be transferred to Road Runner-U.S. the assets of the Business owned or located in the United States and cause it to assume the Assumed Liabilities associated with the Business in the United States pursuant to the terms of Exhibit 4.14(ii), (iii) cause the Acquired Assets to be transferred to a newly formed subsidiary of Road Runner UK and (iv) cause the other assets of the Business not owned by an Acquired Entity to be transferred or assigned to one or more of the Acquired Entities and their Subsidiaries in a manner that is agreeable to both Parties. The actions contemplated by Clauses(i)-(iv) and understood by the Parties is collectively referred to herein as the "Restructuring." The Parties shall endeavor in good faith to work toward completion of the plan for the Restructuring. The Parties agree that if they shall mutually agree to any changes to the plan for the Restructuring, this Agreement shall be amended in writing as and if necessary to reflect such agreement. The Parties shall mutually agree on the documentation for the Restructuring.

         4.15 Joint Contracts. With respect to any contract, agreement, purchase order or other arrangement relating in part to the Business and in part to non-transferred businesses of Seller and its Affiliates (the "Joint Contracts"), which the Parties are unable to mutually modify prior to the Closing Date without materially affecting the economic value to Seller, its Affiliates or the Acquired Entities so that the portion thereof pertaining to the Business was segregated, the Seller or its Affiliates and the Acquired Entities shall continue such Joint Contract in effect after the Closing until its stated expiration without regard to any available renewal options. The benefits and obligations under such Joint Contract relating to the Business shall be for the account of the applicable Acquired Entity and the remaining benefits and obligations shall be retained by Seller and its Affiliates. Each of the Acquired Entities, the Seller and their respective Affiliates shall perform its respective obligations under any Joint Contracts so as not to create a default. No party under a Joint Contract will be obligated to extend credit to the other Party. Purchaser Parent will indemnify, defend and hold harmless the Seller and its Affiliates from the consequences of any default by any of the Acquired Entities under any Joint Contract. Seller will indemnify, defend and hold harmless Purchaser Parent, the Acquired Entities and their Affiliates from the consequences of any default by Seller or any of its Affiliates under any Joint Contract. Unless both Parties desire to maintain the same Joint Contract, the Parties shall cooperate with one another after the Closing to obtain separate contracts on the most advantageous terms to each that may be available.

         4.16 MFGPro. Seller agrees to use commercially reasonable efforts to assist the Acquired Entities in obtaining and assignment or new license to MFGPro covering the Business following the Closing Date.

         4.17 Union Negotiations. With respect to the negotiations of the Reed Union Contract which expires on December 31, 2002, the Seller and Purchaser Parent agree that Purchaser

Parent shall be entitled to have a representative present and informed with respect to all negotiations occurring on or prior to the Closing Date, and no agreements or understandings shall be made with the Union without the consent of the Purchaser Parent, such consent not to be unreasonably withheld. Prior to Closing, Purchaser Parent shall not enter into any agreement or understanding with the Union that would be binding on the Seller or its Affiliates without the consent of Seller, which consent may be withheld in Seller's sole judgment.

                                   ARTICLE V
                          COVENANTS OF PURCHASER PARENT

         Purchaser Parent hereby covenant to and agree with the Seller as follows:

         5.1 Corporate and Other Actions. Prior to the Closing Date, Purchaser Parent shall use reasonable best efforts to fulfill its obligations under this Agreement and to consummate the transactions contemplated hereby and to Close by December 31, 2002.

         5.2 Employees and Benefit Plans.

             (a) Purchaser Parent shall make, or cause one of its Affiliates to make, offers of employment to such persons who are listed as Seller Schedule
2.18 that are Transferred Employees as of the Closing at a base salary at least equal to their base salary as of the Closing Date.

             (b) Purchaser Parent shall pay or cause the Acquired Entities or their successors to pay severance benefits in accordance with the Scorpion Severance Program (based on service recognized pursuant to such program plus service with Purchaser Parent and/or the Acquired Entities or their successors following the Closing Date) to any Road Runner Employee whose employment is terminated in less than twelve (12) months after the Closing Date, except for any employees: (i) who shall be terminated by the Acquired Entities or their successors for Cause (as defined in the Scorpion Severance Program), (ii) who voluntarily terminate their employment with the Acquired Entities or their successors other than for Good Reason (as defined in the Scorpion Severance Program), or (iii) who were employed for a fixed time period and are terminated upon expiration of that time period. Purchaser Parent shall also pay repatriation benefits in accordance with Scorpion's policies as in effect on the Closing Date to any Road Runner Employee terminated outside of his country of origin within 12 months of the Closing Date. Purchaser Parent shall be responsible for any liabilities associated with the termination of employment of any Road Runner Employee following the Closing Date. Purchaser Parent agrees that Road Runner Employees will receive the benefit of any vacation accrued under the applicable Scorpion vacation policy as of the Closing Date, either through a cash-out of such accrual or through actual paid time off.

             (c) Effective as of the Closing Date, Purchaser Parent shall take all actions necessary or appropriate to extend coverage to Road Runner Employees who are covered under the Seller Welfare Benefit Plans on the Closing Date (and their covered dependents) under any corresponding Purchaser Welfare Benefit Plans. Road Runner Employees (and their dependents covered under the applicable Seller Welfare Benefit Plans) shall be eligible to participate in the Purchaser Welfare Benefit Plans without regard to any eligibility period, waiting period, evidence of insurability requirements (except with respect to supplemental life insurance programs if the Road Runner Employee had not purchased any available coverage under the applicable Seller Welfare Benefit Plan) or pre-existing condition limitations and shall be given credit under the Purchaser Welfare Benefit Plans for amounts paid under a corresponding applicable Seller Welfare Benefit Plan or Subsidiary Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Purchaser Welfare Benefit Plan. Any Road Runner Employee who is on short term disability leave ("STD") as of the Closing Date shall remain employed by Seller; provided, however, that if he or she recovers from his or her disability following the Closing Date, Purchaser Parent shall at that time make, or cause one of its Affiliates to make, an offer of employment to him or her on the same employment terms and conditions as are applicable to similarly situated Transferred Employees, and Purchaser Parent shall reimburse Seller for the full amount of any STD cash compensation paid by Seller to such person(s).

             (d) Following the Closing Date, Purchaser Parent and/or the Acquired Entities and/or their successors shall retain or, as applicable, assume sponsorship of, and responsibility for, all Subsidiary Plans. Purchaser Parent shall ensure that: (A) Road Runner Employees (and their eligible dependents) shall participate in the employee benefit plans, policies, programs and arrangements maintained from time to time by Purchaser Parent for the benefit of similarly situated employees of Purchaser Parent (collectively, the "Purchaser Plans"), which Purchaser Plans may include the Subsidiary Plans, on terms and conditions which, subject to the provisions of this Section 5.2, are substantially the same as applied to other similarly situated employees of Purchaser Parent, and (B) Road Runner Employees shall be given credit under the Purchaser Plans for their service with Seller and the Acquired Entities and their predecessors for all purposes other than benefit accrual purposes under a Purchaser Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

             (e) Effective as of the Closing Date (but only to the extent such agreements are listed on the schedules to this Agreement): (i) the Purchaser Parent shall assume all liabilities and obligations, with respect to any Road Runner Employees, as may arise under the terms of any individual employment or severance agreements, (ii) the Purchaser Parent shall become the successor in interest to such agreements, and (iii) Scorpion, the Seller and any of their respective Affiliates shall no longer be a guarantor of any obligations arising under such agreements with respect to such employees or former employees.

             (f) Purchaser Parent shall pay and be responsible for the payment of all amounts which may be or become due to Road Runner Employees under the Bonus Plans, including, but not limited to, pro-rated awards thereunder to Road Runner Employees who are terminated or constructively terminated by Purchaser Parent on or after the Closing Date; provided, however, that the Purchaser Parent may substitute its own bonus arrangement following the Closing Date.

             (g) For any Road Runner Employees who terminate employment after the Closing Date, Purchaser Parent shall be responsible for administering compliance with the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Reconciliation Act of 1985, as amended.

             (h) The Parties acknowledge and agree that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective Parties hereto and shall not create any right in any other Person, including, without limitation, any employees of the Acquired Entities, any participant in any Road Runner Plans or any beneficiary thereof.

             (i) Purchaser Parent and Seller each intend that matters, issues or Liabilities relating to, arising out of, or resulting from Foreign Plans, and non-U.S. related employment matters be handled in a manner consistent with comparable U.S. matters, issues or Liabilities as reflected in this Agreement (to the extent permitted by applicable law or as otherwise specified in Seller
Schedule 5.2(i)).

             (j) Purchaser Parent shall cause the Acquired Entities to provide Road Runner Employees with benefits that are comparable to those of similarly situated employees of Purchaser Parent and its Affiliates. The Purchaser Parent shall be responsible for any liabilities associated with any reduction in the benefits paid to Road Runner Employees, any liabilities associated with any actual termination of any Road Runner Employee, any deemed termination of any Road Runner Employees under any applicable laws or any other liabilities associated with Road Runner Employees, in each case, with respect to acts or omissions that occur on or after the Closing Date.

             (k) Notwithstanding anything herein to the contrary, this Section
5.2 does not apply to any Road Runner Employee who is not listed on Seller
Schedule 2.18 or otherwise employed by an Acquired Entity or its Affiliates (or employed on behalf of an Acquired Entity or its Affiliates under a nominee arrangement) as of Closing.

         5.3 Full Access. From and after the Closing Date, Purchaser Parent shall cause the Acquired Entities, the Subsidiaries and the Purchaser Entities to afford Seller and its counsel, accountants, advisors, and other authorized representatives, with reasonable prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of the Acquired Entities) to the respective premises, properties, personnel, books and records of the Acquired Entities and the Subsidiaries and any other assets or information that Seller reasonably deems necessary solely in connection with Seller's preparation of the True-Up Balance Sheet (but so as not to unduly disrupt the normal course of operations of the Acquired Entities and the Purchaser Entities).

         5.4 Filings and Consents. Purchaser Parent shall use its reasonable best efforts to satisfy the conditions in the Commitment Letters or obtain alternative funding for the cash portion of the Aggregate Purchase Price (unless there has been a Material Adverse Change) and to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. Purchaser Parent (in cooperation with Seller) agrees to cause to be made all appropriate filings under the HSR Act and applicable non-U.S. competition laws in a timely fashion.

         5.5 Use of Scorpion Name. Promptly, and in any event within three (3) months after Closing, Purchaser Parent shall (i) cause each of the Acquired Entities and Subsidiaries to cease the use of the name Schlumberger or Camco or name of any Affiliate of Scorpion that is not an Acquired Entity or Subsidiary or any derivative thereof in any way (ii) change the name of any Acquired Entity or Subsidiary that includes "Scorpion" or name of any Affiliate of Scorpion that is not an Acquired Entity or Subsidiary to exclude such reference, and (iii) remove the Scorpion name or name of any Affiliate of Scorpion that is not an Acquired Entity or Subsidiary, any derivative thereof, and any logo related thereto from any vehicles, signage, packaging, business cards, stationery or other objects on which such name appears.

         5.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 8.4, the Seller will not, nor will it permit any of its respective representatives or Affiliates to, directly or indirectly solicit, initiate or encourage any inquiries, offers or proposals from, discuss or negotiate with or execute any agreement with or provide any information to, any Person (other than the Purchaser Entities) relating to any transaction involving the sale of the Business (including by way of an initial public offering), or any merger, consolidation, business combination, liquidation, recapitalization, dissolution or similar transaction involving the Business (collectively, "Sale Proposals"), or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement. Until such time, if any, as this Agreement is terminated pursuant to Section 8.4, neither the Seller nor any Affiliate thereof will accept any Sale Proposal from any Person or entity other than the Purchaser Entities.

         5.7 License Back of Transferred Intellectual Property.

             (a) Effective as of the Closing, Purchaser Parent and its Affiliates (including, after the Closing, the Acquired Entities and their Subsidiaries) hereby grant to Seller and its Affiliates a world-wide, perpetual, non-exclusive, irrevocable, non-transferable (with the right to sublicense), royalty-free license to use, make, have made, sell and offer for sale, all of the Intellectual Property set forth on Seller Schedule 5.7 (the "Licensed Back IP") for use with applications for downhole tools other than drill bits, hydraulic analysis, shock and vibration or formation evaluation, but not the manufacture, sale or distribution of drill bits. In this regard, the Seller and its Affiliates shall be prohibited from using the Licensed Back IP to, or to sublicense the Licensed Back IP to a third party to, develop, manufacture or sell drill bits or components thereof and the Licensed Back IP cannot be utilized by any third party drill bit company or any drill bit operations of Seller and its Affiliates. In addition, the Seller and its Affiliates may not use the Licensed Back IP to, or sublicense the Licensed Back IP to a third party to, manufacture or develop products or components that the Purchaser Parent is willing and able to sell to the Seller and its Affiliates at a commercially reasonable price, provided, that the quality, delivery time and other terms are reasonably satisfactory to the Seller and its Affiliates.

             (b) After the Closing, if the Acquired Entities or their Affiliates shall patent or copyright any Intellectual Property that was transferred to them as part of the transactions contemplated hereby and has applications related to downhole tools other than drill bits, hydraulic analysis, shock and vibration or formation evaluation, any such patented or copyrighted Intellectual Property shall be deemed included in the definition of Licensed Back IP and subject to the terms of Section 5.7(a).

         5.8 Continuation of Subsidiaries. Purchaser has no plan or intention of liquidating (including a deemed liquidation resulting from an election under Treas. Reg. 301.7701-3(c)) either of the Subsidiaries of Road Runner-UK that will be the partners in the Road Runner-Singapore-New partnership and in no case will liquidate either of such Subsidiaries earlier than one year after the Closing Date.

                                   ARTICLE VI
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                PURCHASER PARENT

         The obligations of Purchaser Parent to purchase the Acquired Entities and Acquired Assets and assume the Assumed Liabilities and complete the Closing on the Closing Date are, at the option of Purchaser Parent, subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

         6.1 Warranties True As of Both Present Date and the Closing Date. The
(i) representations and warranties of Seller contained herein that are qualified as to Material Adverse Effect shall be accurate, true and correct in all respects on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date shall also be accurate, true and correct in all respects, on and as of the Closing Date with the same force and effect as though made by Seller on and as of the Closing Date and (ii) representations and warranties of Seller contained herein that are not so qualified shall be accurate, true and correct in all respects (without giving effect to any materiality qualifiers) on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date shall also be accurate, true and correct in all respects, on and as of the Closing Date with the same force and effect as though made by Seller on and as of the Closing Date, except for such breaches of representations and inaccuracies in warranties in this Clause
(ii) that do not and would not have, individually or in the aggregate, a Material Adverse Effect.

         6.2 Compliance with Agreements and Covenants. Seller shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement to be performed and complied with on or prior to the Closing Date.

         6.3 Competition Law Approvals. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired and the authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, Governmental Entities listed on Seller Schedule 6.3 shall have been filed, occurred, been obtained or otherwise satisfied or waived by the Parties.

         6.4 Injunctions. No court or Governmental Authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, and no suit shall have been instituted seeking the same.

         6.5 Deliveries by Seller. Seller shall have effected the deliveries required pursuant to Section 8.2.

         6.6 Consents. All orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in Seller Schedule 6.6 shall have been obtained and be in full force and effect.

         6.7 Removal of Excluded Assets and Excluded Liabilities. The Excluded Assets and the Excluded Liabilities shall have been transferred out of the Acquired Entities, and assumed by Seller or Affiliates of Seller other than the Acquired Entities.

         6.8 Restructuring. The Restructuring shall have been completed or nominee agreements in substantially the form of Exhibit 1.2 and reasonably acceptable to the Parties shall have been put in place.

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligation of the Seller to sell the Acquired Entities and Acquired Assets and complete the Closing at the Closing Date are, at the option of Seller, subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

         7.1 Warranties True as of Both Present Date and the Closing Date. The representations and warranties of Purchaser Parent contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Purchaser Parent on and as of the Closing Date.

         7.2 Compliance with Agreements and Covenants. Purchaser Parent shall have performed and complied in all material respects with all of their covenants and obligations contained in this Agreement to be performed and complied with on or prior to the Closing Date.

         7.3 Competition Law Approvals. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired and the authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, Governmental Entities listed on Seller Schedule 6.3 shall have been filed, occurred, been obtained or otherwise satisfied or waived by the Parties.

         7.4 Injunctions. No court or Governmental Authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby and no suit shall have been instituted seeking the same.

         7.5 Deliveries by Purchaser Parent. Purchaser Parent shall have effected the deliveries required pursuant to Section 8.3.

         7.6 Consents. All orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in Seller Schedule 6.6 shall have been obtained and be in full force and effect.

         7.7 Restructuring. The Restructuring shall have been completed or nominee agreements in substantially the form of Exhibit 1.2 and reasonably acceptable to the Parties shall have been put in place.

                                  ARTICLE VIII
                                     CLOSING

         8.1 Closing. The Closing shall take place at the offices of Seller located at the address set forth therefore in Section 11.5 at 10:00 A.M. central time as soon as possible after (i) all conditions precedent set forth in Article 6 and Article 7 have been satisfied or waived by the Parties (other than conditions with respect to actions the respective Parties will take at the Closing itself), and (ii) Purchaser Parent has obtained financing for the cash portion of the Aggregate Purchase Price, or such other date and time as are mutually agreed to by Seller and Purchaser Parent (the "Closing Date"); provided, that at least five business days prior to the Closing Date Seller may request that the Parties shall agree in writing that all conditions to Closing other than the completion of the Restructuring have been satisfied and the Parties shall then complete the Restructuring prior to Closing and provided further that if clause (i) above has been satisfied and this Agreement has not been terminated pursuant to Section 8.4 the Closing shall occur no later than January 31, 2003 (it being understood that Purchaser Parent's obtaining financing for the cash portion of the Aggregate Purchase Price is not a condition to Closing).

         8.2 Seller's Deliveries. At the Closing, the Seller shall deliver, or cause to be delivered, to Purchaser Parent:

             (a) A certificate, signed by an officer of Seller, certifying that the conditions set forth in Section 6.1 have been satisfied.

             (b) Copies of each of the following, in each case certified by the Secretary or an Assistant Secretary of Seller to be in full force and effect on the Closing Date:

                  (i) Seller's articles of incorporation, certified by the Secretary of State of Texas, as of the later of (A) a date, not more than fifteen (15) days prior to the Closing Date and (B) the date of the last amendment to such formation or incorporation document.

                  (ii) Seller's bylaws, as amended through the Closing Date.

                  (iii) Resolutions of Seller's Board of Directors, the form and substance of which are reasonably satisfactory to the Purchaser Parent, authorizing and approving the execution and delivery of this Agreement and the other agreements contemplated hereby to which Seller is a Party, and the performance of its obligations hereunder and thereunder.

             (c) Certificates evidencing all of the outstanding shares of Road Runner-UK and Road Runner-Canada, duly endorsed in blank or accompanied by duly executed stock powers or similar forms.

             (d) Any other items required to be delivered by Seller under the terms and provisions of this Agreement.

             (e) An executed Transition Services Agreement and Registration Rights Agreement.

             (f) All third party consents to be delivered hereunder.

             (g) Executed bill of sale or other transfer agreements for (i) the limited partner interests in Road Runner-US, (ii) the member interests in Road Runner-LLC, and (iii) the capital stock of each of (A) Road Runner-UK and (B) Road Runner-Canada.

         8.3 Purchaser Parent's Deliveries. At the Closing, Purchaser Parent shall deliver, or cause to be delivered, to Seller:

             (a) A certificate, signed by an officer of Purchaser Parent, certifying that the representations and warranties of Purchaser Parent contained herein are true in all material respects.

             (b) Copies, certified by the Secretary of Purchaser Parent to be in full force and effect on the Closing Date, of resolutions of Purchaser Parent's Board of Directors, the form and substance of which are reasonably satisfactory to the Seller, authorizing and approving the execution and delivery of this Agreement and the other agreements contemplated hereby, and the transactions contemplated hereby.

             (c) Copies, certified by the Secretary of the Purchaser Parent to be in full force and effect on the Closing Date, of resolutions of the Purchaser Parent's Board of Directors, the form and substance of which are reasonably satisfactory to the Seller, authorizing and approving the execution and delivery of this Agreement and the other agreements contemplated hereby, and the transactions contemplated hereby.

             (d) Same-day funds in the amount of the cash portion of the Aggregate Purchase Price and certificates for the Purchaser Parent Shares, in each case, allocated among the Acquired Entities in accordance with Section 1.3, as adjusted pursuant to Section 1.4.

             (e) Any other items to be delivered by Purchaser Parent under the terms and provisions of this Agreement.

             (f) An executed Transition Services Agreement and Registration Rights Agreement.

             (g) Executed bill of sale or other transfer agreements for (i) the limited partner interests in Road Runner-US, (ii) the member interests in Road Runner-LLC, and (iii) the capital stock of each of (A) Road Runner-UK and (B) Road Runner-Canada.

         8.4 Termination. This Agreement may be terminated:

             (a) Upon the mutual agreement of the Seller and Purchaser Parent.

             (b) On or after January 31, 2003 upon written notice from Purchaser Parent to Seller if any of the conditions precedent set forth in Article 6 have not been satisfied (other than through the failure of Purchaser Parent to comply with their obligations under this Agreement).

             (c) On or after January 31, 2003, upon written notice from Seller to Purchaser Parent if any of the conditions precedent set forth in Article 7 have not been satisfied (other than through the failure of the Seller to comply with its obligations under this Agreement).

             (d) On or after January 31, 2003, upon written notice of either Party to the other if there shall have occurred and be continuing a Material Adverse Change. A Material Adverse Change shall mean (i) anything that has occurred since December 31, 2001 which has had or is reasonably likely to have a material adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of (A) Purchaser Parent and its Subsidiaries or (B) the Business to be transferred to Purchaser Parent and its Affiliates hereby, (ii) trading in securities generally on the New York or American Stock Exchange has been suspended or minimum or maximum prices shall have been reestablished on any such exchange, (iii) a banking moratorium shall have been established by New York or United States authorities or (iv) an event or series of events that causes, or there shall exist, a material disruption of, or a material adverse change in, financial, banking or capital market conditions in the United States. For the avoidance of doubt, the mere fact that Deutsche Bank or its Affiliates are unable or unwilling to sell the Transaction Securities (as defined in the Commitment Letters) will not be considered a material adverse change or material disruption in the financial, banking or capital market conditions.

         If this Agreement is terminated pursuant to this Section 8.4, all further obligations of the Parties under this Agreement will terminate, except that: (i) the obligations in Section 11.1 will survive, and (ii) if this Agreement is terminated by Seller or Purchaser Parent pursuant to Sections 8.4(b) or (c), the terminating Party's right to pursue all legal remedies will survive such termination unimpaired. If this Agreement is terminated, the obligations of the parties under the Confidentiality Agreement shall survive and continue in full force and effect.

                                   ARTICLE IX
                          SURVIVAL AND INDEMNIFICATION

         9.1 Survival. The representations and warranties of the Parties contained herein shall survive the Closing for a period of eighteen months, except that: (a) representations and warranties pursuant to Sections 2.2, 2.3, 2.4, 2.5(a) and 3.3 shall survive indefinitely; (b) Tax Warranties shall survive until 30 days after the Tax Statute of Limitations Date and (c) the ERISA Warranties shall survive until 30 days after the ERISA Statute of Limitations Date. Neither Purchaser Parent nor the Seller shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefore in this Section 9.1.

         9.2 Indemnification by Seller (other than for Tax Matters). Subject to
Section 9.1, Section 9.4 and Section 9.10, the Seller agrees to indemnify Purchaser Parent and every Affiliate of Purchaser Parent and their respective officers and directors, successors and assigns, including, for the avoidance of doubt, the Acquired Entities after the Closing Date (collectively, the

"Purchaser Indemnified Parties") against, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of any of the following:

             (a) Any breach of or any inaccuracy in any representation or warranty made by the Seller in this Agreement or any document delivered by the Seller at the Closing (other than for Tax Warranties).

             (b) Any breach of or failure by the Seller to perform any covenant or obligation of the Seller set out in this Agreement or any document delivered by the Seller at the Closing (other than those relating to Taxes).

             (c) Any Excluded Asset owned now or in the past owned by any Acquired Entity, Subsidiary, Seller or Affiliate of the Seller that is not used in the Business and any and all liabilities arising from the ownership, use or operation of those Excluded Assets.

             (d) Any Excluded Liability.

             (e) Any claim relating to the ownership or operation of the Business prior to the Closing brought by a third party that is unrelated to the Purchaser Parent or its Affiliates provided that Purchaser Parent or its Affiliates notify the Seller in accordance with Section 9.5 of such third party claim no later than the thirty month anniversary of the Closing.

             (f) Any amounts paid by Seller's insurance carrier under Seller's workers' compensation insurance policies for an injury that occurred prior to the Closing where the employee makes any claim for such injury against Seller's workers' compensation insurance policies prior to six (6) months after the Closing Date. It being understood and agreed by the Parties that any Road Runner Employees entitled to make a claim against such insurance policy as of the Closing Date for pre-Closing injuries would not lose that right because of the transactions contemplated hereby and that no Acquired Entity shall be required to make any payments to Seller or its Affiliates or the insurance company providing insurance as a result of such claims.

         9.3 Indemnification by Purchaser Parent (other than for Tax Matters). Purchaser Parent agrees to indemnify the Seller, its Affiliates and each of their respective officers, directors, stockholders, employees, agents, consultants, representatives, successors and assigns after the Closing Date (collectively, the "Seller Indemnified Parties") against, and agree to hold the Seller Indemnified Parties harmless from, any and all Losses incurred or suffered by any Seller Indemnified Party arising out of any of the following:

             (a) Any breach of or any inaccuracy in any representation or warranty made by Purchaser Parent in this Agreement (other than in Section 3.6) or any document delivered by Purchaser Parent at the Closing.

             (b) Any breach of or failure by Purchaser Parent to perform any covenant or obligation of Purchaser Parent set out in this Agreement or any document delivered by Purchaser Parent at the Closing (other than those relating to Taxes).

             (c) Any actions taken by the Seller or any of its Affiliates at the direction of the Purchaser Parent or any of its Affiliates to enforce any rights against third parties pursuant hereto or pursuant to a nominee agreement.

             (d) Purchaser Parent's defense of any disclosure pursuant to the terms of Clause (ii) of Section 4.8(a).

             (e) Any Assumed Liability, unless and to the extent that Seller must indemnify a Purchaser Parent Indemnified Party for such liability in accordance with Section 9.2, and such indemnification is not excluded by
Section 9.4.

         9.4 Limitations on Liability of the Seller. Notwithstanding any other provision of this Agreement:

             (a) The Purchaser Indemnified Parties shall have no right to indemnification from the Seller or any of its Affiliates under Section 9.2 or
9.13 with respect to any indemnifiable Loss unless (i) that Loss or group of related Losses exceeds Fifty Thousand Dollars ($50,000) and (ii) with respect to Losses under Sections 9.2(a), 9.2(e), and 9.13, the sum of the aggregate amount of all indemnifiable Losses of the Purchaser Indemnified Parties (other than those described in Section 9.2(b), 9.2(c), 9.2(d) and 9.2(f) and breaches of representations and warranties contained in Sections 2.1-2.5(a) and those already excluded by Clause (i)) exceeds $7,000,000. Clause (ii) of the previous sentence shall not apply to Losses under Sections 9.2(b), 9.2(c), 9.2(d) or 9.2(f).

             (b) The total liability of the Seller under or in connection with this Agreement or the transactions contemplated hereby (including under Section
9.2 and Section 9.13) shall not exceed the cash portion of the Aggregate Purchase Price. The total liability of the Purchaser Parent under Section 9.2 shall not exceed the cash portion of the Aggregate Purchase Price.

             (c) The sole and exclusive liability and responsibility of the Seller, any Affiliate of the Seller or any officer, director, employees, counsel or adviser to the Seller or any Affiliate of the Seller to the Purchaser Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby and the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 9 and in Article 10.

         9.5 Notice of Third Party Claims: Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than fifteen (15) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding by any Person not a Party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 have been satisfied or do not apply); provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability it may have to the Indemnified Person if the Indemnified Person demonstrates that the Indemnifying Person's defense of such action was not prejudiced by the Indemnified Person's failure to give the Indemnifying Person timely notice. The Indemnifying Person may, at its own expense: (a) participate in the defense of any such claim, suit, action or proceeding, and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to
Section 9.6, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the Parties shall cooperate in the defense or prosecution thereof

         9.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 9.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that: (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent and (b) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Party.

         9.7 Tax Indemnification.

             (a) Seller Indemnities. Following the Closing, subject to Section
9.1 and Section 9.4 (excluding Section 9.4(a)(i) and Section 9.4(a)(ii)), the Seller agrees to indemnify the Purchaser Indemnified Parties against and hold them harmless from:

                  (i) any and all Losses relating to any liability for Taxes of each of the Acquired Entities (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included one or more of the Acquired Entities) for all Pre-Closing Tax Periods,

                  (ii) any and all Losses relating to any liability (as a result of Regulation Section 1.1502-6(a) or otherwise) for Taxes of or relating to Seller or any other entity which is or has been an Affiliate of the Acquired Entities (other than any of the Acquired Entities or Purchaser Parent or its Affiliates), (iii) any and all Losses arising out of, resulting from or incident to any breach by Seller or any of its Affiliates of any covenant contained in
Article 10,

                  (iv) any and all Losses arising out of, resulting from or incident to the breach of any Tax Warranty, except to the extent that any such Losses are otherwise indemnified pursuant to the foregoing Clauses (i)-(iii), and

                  (v) any and all Losses relating to any liability for Taxes incurred by a Purchaser Indemnified Party with respect to any amount which a Purchaser Indemnified Party is required to include in income under Section 951(a) of the Code, to the extent any such Taxes are attributable to a Pre-Closing Tax Period; for purposes of this subsection, the Taxes attributable to a Pre-Closing Tax Period shall be equal to the amount of such Taxes (net of any allowable foreign tax credits relating to such income actually utilized as a reduction to cash taxes owed on any tax return filed by Purchaser Parent or its Affiliates) for any Straddle Period, to the extent such Taxes and credits are attributable to any distribution deemed made by an Acquired Entity to a Purchaser Indemnified Party under Section 951(a) of the Code, determined as if such Straddle Period ended on the Closing Date and without regard to any extraordinary transactions not in the ordinary course of business which occur after the Closing but on the Closing Date.

         Notwithstanding the foregoing, Seller shall not indemnify and hold harmless any of Purchaser Parent, its Affiliates or officers, directors, employees or agents from any liability for Taxes of the Acquired Entities for any Pre-Closing Tax Period to the extent of the reserve for such Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), if any, established therefor in the True-Up Balance Sheet (other than reserves for Taxes that constitute Excluded Liabilities) to the extent such reserve was taken into account as a liability in the calculation of Actual Net Worth. For purposes of this Section 9.7(a), Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating loss or capital loss deduction attributable to Post-Closing Tax Periods.

             (b) Purchaser Parent Indemnities. Following the Closing, Purchaser Parent agrees to indemnify the Seller Indemnified Parties against and hold them harmless from:

                  (i) all liability for Taxes of the Acquired Entities (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Acquired Entities) for any Post-Closing Tax Period,

                  (ii) any and all Losses arising out of, resulting from or incident to the breach by Purchaser Parent or any of its Affiliates of any covenant contained in Article 10 of this Agreement, and

                  (iii) any and all Losses arising out of, resulting from or incident to the breach of any Tax Warranty relating to the Purchaser Entities, except to the extent that any such Losses are otherwise indemnified pursuant to the foregoing Clauses (i) and (ii).

             (c) Straddle Periods. In the case of any Straddle Period:

                  (i) real, personal and intangible property Taxes ("Property Taxes") of the Acquired Entities for a Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

                  (ii) the Taxes of the Acquired Entities (other than Property Taxes) for any Pre-Closing Tax Period shall be computed as if such Taxable Period ended as of the end of the day on the Closing Date (excluding any extraordinary transactions not in the ordinary course of business which occur after the Closing but on the Closing Date), except that, if agreed by the

Parties, such Taxes may be computed in the manner described in subsection (i) of this Section 9.7(c).

             (d) Special Rules for Indemnities with Respect to Pre-Closing Tax Periods. Seller's indemnity obligation in respect of Taxes for a Pre-Closing Tax Period shall initially be effected by their payment to Purchaser Parent of the excess of (i) any such Taxes for a Pre-Closing Tax Period (as may be evidenced by any Tax Return prepared by Purchaser Parent in accordance with Section 10.2(a) or as otherwise indicated in a written notice prepared by Purchaser Parent) over (ii) the amount of such Taxes paid by Seller or any of its Affiliates, other than the Acquired Entities, at any time plus the amount of such Taxes paid by the Acquired Entities on or prior to the Closing Date. Subject to Section 9.4 (excluding Section 9.4(a)(i) and Section 9.4(a)(ii)), Seller shall pay such excess to Purchaser Parent within ten (10) days after written demand is made by Purchaser Parent (but not earlier than five (5) days before the date on which Taxes for the relevant Tax Period are required to be paid to the relevant Governmental Authority). If the amount of any such Taxes paid by Seller or any of its Affiliates (other than the Acquired Entities) at any time plus the amount of such Taxes paid by the Acquired Entities on or prior to the Closing Date exceeds the amount of such Taxes for the Pre-Closing Tax Period for which a return is filed in accordance with Section 10.2(a), Purchaser shall pay to Seller the amount of such excess within ten (10) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Governmental Authority. In the case of a Tax that is contested in accordance with the provisions of Section 9.7(e), solely for purposes of determining when such Tax shall be paid to Purchaser Parent, payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or court.

             (e) Special Rule for Indemnities with Respect to Post-Closing Tax Periods. For purposes of determining the liability for Taxes of each of the Acquired Entities under this Section 9.7 and Article 10, any of the Acquired Assets or US Assets or any contracts, leases, property (real or personal) or other assets of the Business that have not been assigned to the Acquired Entities by the Closing Date and that are required by Section 1.2 to be held by an Affiliate of the Seller in accordance with a Nominee Agreement shall be treated as having been assigned on the Closing Date.

             (f) Tax Claims.

                  (i) Notice. If a claim with respect to Taxes of any Acquired Entity shall be made by any Governmental Authority, which, if successful, might result in an indemnity payment to an Indemnified Person, one of its Affiliates or any of its officers, directors, employees or agents pursuant to this Section 9.7, the Indemnified Person shall promptly, and in any event no more than ten
(10) days following the Indemnified Person's receipt of such claim, give written notice to the Indemnifying Person of such claim (a "Tax Claim") provided, however, the failure of the Indemnified Person to give such notice shall only relieve the Indemnifying Person from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure.

                  (ii) Control. With respect to any Tax Claim relating to a Taxable Period ending on or prior to the Closing Date, upon written notification by Seller to Purchaser

Parent of its desire to control all proceedings, Seller shall be entitled to control, and may make all decisions taken in connection with any such Tax Claim (including selection of counsel) at its own expense. Notwithstanding the foregoing, Seller may not settle or compromise any such Tax Claim in a manner which adversely impacts the Acquired Entities or Purchaser Parent in any subsequent tax period without Purchaser Parent's express written consent. Seller and Purchaser Parent shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Acquired Entities for a Straddle Period. Purchaser Parent shall control at its own expense all proceedings with respect to any Tax Claim relating to a Taxable Period beginning after the Closing Date. A Party shall promptly notify the other Party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other Party shall thereupon be permitted to defend and settle such proceeding.

                  (iii) Cooperation. Seller, Purchaser Parent, the Acquired Entities, and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim. Such cooperation shall include the retention and, upon the request of the Party or parties controlling proceedings relating to such Tax Claim, the provision to such Party or Parties of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

         9.8 Time Limits. Any right to indemnification or other recovery under this Article 9 shall only apply to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Person within the applicable time period set forth in Sections 9.1, 9.7 or 9.13 as the case may be.

         9.9 Net Losses.

             (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to: (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, and
(ii) any net recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an indemnification payment with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

             (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

         9.10 Purchase Price Adjustments. Purchaser and Seller shall treat any amounts payable under Section 9.2, 9.3, 9.7 or 9.13 as an adjustment to the Aggregate Purchase Price.

         9.11 Remedial Action. With respect to any matter for which the Seller is required to indemnify and defend Purchaser Parent or any of its Affiliates pursuant to the terms of this Agreement and that requires any removal, remedial, response, cleanup or corrective action ("Remedial Action") under any Environmental Law to address the conditions that cause, contribute to or are associated with such matter, the Seller may elect to implement and complete in a timely manner such Remedial Action, which Remedial Action shall be limited to actions that are necessary to comply with applicable cleanup standards and/or appropriate requests by any Governmental Authority, and may rely on risk assessment or risk reduction principles or programs, provided such principles or programs are authorized by applicable Environmental Law and are acceptable to the applicable Governmental Authority. In consultation with Purchaser Parent, the Seller shall endeavor to plan, design, implement and perform such Remedial Action without undue delay and in a manner consistent with the business operations of Purchaser Parent. This will include the opportunity for Purchaser Parent to review and comment on any such draft reports, plans and designs prior to the submission of such documents to any Governmental Authority. The Seller shall provide Purchaser Parent with copies of all reports and plans submitted to any Governmental Authority and with any other information reasonably requested by Purchaser Parent with respect to such Remedial Actions. Purchaser Parent shall use commercially reasonable efforts to cooperate with the Seller in the implementation and performance of any Remedial Action undertaken by the Seller pursuant to this provision, including the taking of commercially reasonable efforts to avoid or mitigate any Losses or potential Losses of Purchaser Parent that could result from such Remedial Action.

         9.12 Negligence of Indemnified Parties. The indemnification obligations of the Parties under this Article 9 shall be effective regardless of whether any breach of a representation or warranty results solely or in part from the active, passive or concurrent negligence (other than gross negligence or willful misconduct) of any of the parties to be indemnified; provided, however, that this Section 9.12 shall not relieve any such party of or in any way reduce their obligations under Sections 9.5 or 9.6 of this Agreement.

         9.13 Environmental Matters.

              (a) Environmental Indemnification. Seller agrees to indemnify the Purchaser Indemnified Parties against, and agrees to hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of any of the following:

                  (i) To the extent not accrued for on the True-Up Balance Sheet, Existing Environmental Conditions not relating to Facility #1 or Facility #2 (but including those related to offsite storage, treatment, transportation or disposal generated at such properties);

                  (ii) To the extent not accrued for on the True-Up Balance Sheet, Existing Environmental Conditions on, at, or underlying the facility described on Seller Schedule 9.13(a)(ii) (hereinafter the "Facility #1") (but excluding those related to offsite storage, treatment, transportation or disposal generated at such properties);

                  (iii) To the extent not accrued for on the True-Up Balance Sheet, Existing Environmental Conditions on, at, or underlying the facility described on Seller Schedule 9.13(a)(iii) (the "Facility #2") (but excluding those related to offsite storage, treatment, transportation or disposal generated at such property).

             (b) Survival. Claims for indemnification made under section 9.13(a)(i) herein must be made within the three year anniversary of the Closing Date. Claims for indemnification made under section 9.13(a)(ii) herein must be made within the ten year anniversary of the Closing Date. Claims for indemnification made under Section 9.13(a)(iii) herein shall survive Closing indefinitely. In addition, with respect to Section 9.13(a)(ii), to the extent a claim is brought by a third party (including governmental authorities for remediation) following the expiration of the foregoing time period, Purchaser Indemnified Parties shall be entitled to indemnification if such third party claim relates to Hazardous Materials included in an Existing Environmental Condition identified in a prior claim or notice that are in the process of being remediated as required by a governmental authority or applicable law (including common law) or for which remediation required by a governmental authority or applicable law (including common law) has not yet begun.

             (c) Cooperation Regarding Facilities. With respect to the ongoing remediation efforts and Facility #2, Purchaser Parent agrees to provide Seller with reasonable access to all documents and efforts relating to ongoing remedial efforts and to provide such information to Seller reasonably required for Seller to meet any post-Closing obligations of Seller under any agreements with third parties whereby those third parties share in any remedial efforts. With respect to either Facility #1 or Facility #2, Purchaser Parent agrees to advise Seller of any testing Purchaser Parent or its Affiliates intend to conduct on either of those Facilities and to permit Seller to participate or expand such testing (at Seller's cost) if Seller so desires. Purchaser Parent also agrees to provide Seller with reasonable notice and opportunity to comment prior to disclosure of any such results to any neighboring property holder or applicable Governmental Authority (which disclosures shall only be made if Purchaser Parent reasonably believes they are required to be made under applicable law (including common law) or the order of an appropriate Governmental Authority), and to accommodate any reasonable request made by Seller with respect to such disclosures.

             (d) For purposes of this Section 9.13, the following definitions shall apply:

         "Environmental Condition" or "Environmental Conditions" shall mean any pollution, contamination, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials, in each case in any way relating to the operation of the Business or any properties owned or operated in connection with the Business; provided, however, that absent a claim by a Governmental Authority, Seller shall not be required to remediate or pay for the remediation of any environmental pollution or contamination unless required by a Governmental Authority, applicable law (including common law) or as a result of a judgment or settlement in a third party suit (provided that Seller is properly notified of such suit by Purchaser Parent and its Affiliates as provided in Section 9.5 and the other requirements of Section 9.5 are observed by Purchaser Parent and its Affiliates) (e.g. if the contamination levels are below that set forth in applicable law as requiring remediation).

         "Existing Environmental Condition" or "Existing Environmental Conditions" shall mean (1) any Environmental Condition occurring or existing on or prior to the Closing Date, (2) with respect to Section 9.13(a)(ii) only, the migration of any Hazardous Materials onto Facility #2, where the Hazardous Materials causing the Environmental Condition occurred or existed on or prior the Closing Date and (3) the migration of any Hazardous Materials released on or prior to the Closing Date from a property listed on Seller Schedule 2.7(a) to a third-party property.

         9.14 Waiver of Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall be required to indemnify for, or pay the amount of, any Loss to any Purchaser Indemnified Party or Seller Indemnified Party in connection with this Agreement arising from indirect, consequential, special, exemplary or punitive damages or from depreciation, degradation or diminution of property values or lost use of property relating to environmental matters, except for any such damages actually paid to a third party by the Indemnified Party seeking indemnification hereunder.

                                    ARTICLE X
                                   TAX MATTERS

         10.1 Tax Elections.

              (a) Asset Sale Characterization for Federal Income Tax Purposes. The Parties intend that the separate existence of Road Runner-LLC and Road Runner-US apart from Seller shall be disregarded for federal Tax purposes (and for purposes of any state income Tax for which such treatment is permitted or required) at the time of the Closing and that the sale to the Purchaser by Seller of its membership interests in Road Runner-LLC and the limited partner interests in Road Runner-US shall, for purposes of such Taxes, constitute a sale to the Purchaser by Seller of the assets owned by Road Runner-LLC (other than its general partner interest in Road Runner-US) and by Road Runner-US at the time of the Closing. Unless required by applicable Tax law, neither Party shall take any action inconsistent with such treatment, including, without limitation, the filing of any election under Treas. Reg. 301.7701-3 for a period that includes the Closing.

              (b) Allocation of Purchase Price. As soon as practicable after the Closing Date, Purchaser Parent shall prepare an allocation of the deemed sale price of the assets of the Acquired Entities among such assets (the "Purchase Price Allocation") consistent with Seller Schedule 1.3. Purchaser Parent and the Seller (and their Affiliates) shall then cooperate in good faith to finalize the Purchase Price Allocation. If Purchaser Parent and the Seller (and their Affiliates) are unable to agree on the Purchase Price Allocation within sixty
(60) days after the Closing Date, they shall request the Arbitrating Accounting Firm to prepare the Purchase Price Allocation consistent with Seller Schedule
1.3. The cost of any such firm shall be borne equally by Purchaser Parent and the Seller. Purchaser Parent and the Seller (and their Affiliates), shall file all Tax Returns consistently with the Purchase Price Allocation and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in an refund claim, in any litigation, or otherwise with respect to such Tax Returns, unless required to pursuant to a Determination.

              (c) Section 338(g) Election. Neither Purchaser Parent nor any of its Affiliates shall make an election under Section 338(g) of the Code with respect to the sale of the shares of Road Runner-UK or Road Runner-Canada unless the Seller consents to such election. Purchaser acknowledges that it shall not be unreasonable for Seller to refuse to consent to such an election if the election would increase the liability of Seller or an Affiliate of the Seller for Taxes, unless Purchaser and Purchaser Parent fully and unconditionally indemnifies Seller or its Affiliate for the amount of such increase. Purchaser shall assure that, with respect to each of the foregoing Acquired Entities as to which no Section 338(g) election is made, such Acquired Entity shall not make any distribution or deemed distribution on or after the Closing Date and prior to the end of the calendar year in which the Closing Date occurs without the consent of Seller. Purchaser acknowledges that it shall not be unreasonable for Seller to refuse to consent to such a distribution if the distribution would reasonably be expected to increase the liability of Seller or an Affiliate of the Seller for Taxes, unless Purchaser and Purchaser Parent indemnifies Seller or its Affiliate for the amount of such increase.

         10.2 Other Tax Matters.

              (a) Preparation of Returns. Subject to Section 10.2(d), for any taxable period of the Acquired Entities that ends on or before the Closing Date, Seller and its Affiliates shall timely prepare, consistent with past practices and custom of the Acquired Entities (unless a contrary position is required by Law) and file with the appropriate Governmental Authority (i) all required consolidated, combined or unitary Tax Returns that include any of the Acquired Entities and at least one entity other than an Acquired Entity (a "Group Tax Return"), and (ii) all other Tax Returns of the Acquired Entities for the 2001 and prior tax years or other tax periods ending before the Closing Date for which Tax Returns are required to be filed before the Closing Date. Seller and its Affiliates shall promptly provide Purchaser Parent with copies of all such Tax Returns (except that as with respect to Group Tax Returns, only insofar as such Group Tax Returns relate to the Acquired Entities) and shall pay all Taxes due with respect to such Tax Returns. Purchaser Parent and its Affiliates shall timely prepare and file with the appropriate Governmental Authority all other Tax Returns relating to a Pre-Closing Tax Period or Straddle Period required to be filed after the Closing Date and shall pay all Taxes due with respect to such Tax Returns; provided, however, that Purchaser Parent and its Affiliates will prepare such Tax Returns consistent with past practices of the Acquired Entities (unless a contrary position is required by Law) to the extent such Tax Returns relate to the Taxes of any of the Acquired Entities for a Pre-Closing Tax Period, and Seller shall pay Purchaser Parent (in accordance with the procedures set forth in Section 9.7 for any amount owed by Seller and its Affiliates pursuant to Section 9.7 with respect to any such Tax Returns. Purchaser Parent, Seller and their respective Affiliates agree to cause the Acquired Entities to file all Tax Returns for the period including the Closing Date on the basis that the relevant Taxable Period ended as of the end of the day on the Closing Date, unless the relevant Governmental Authority will not accept a Tax Return filed on that basis or such a return is not permitted under the applicable Tax law, rules or regulations.

              (b) Amended Returns. Seller shall be responsible for filing any amended Group Tax Returns for taxable years ending on or prior to the Closing Date that are required as a result of examination adjustments made by the IRS or by the applicable state, local or foreign Governmental Authorities for such taxable years as finally determined; provided, however,

Seller and its Affiliates shall not make any change to a return, by amended return or otherwise, which may have the effect of increasing a tax liability of any of the Acquired Entities for any tax period without the express written consent of Purchaser Parent (which consent will not be unreasonably withheld). For all other Tax Returns filed by the Acquired Entities, any required amended Tax Returns for taxable years ending on or prior to the Closing Date resulting from such examination adjustments, as finally determined, shall be prepared by Purchaser Parent and a copy thereof shall be furnished to the Seller. Seller shall not file any amended, consolidated, combined or unitary Tax Returns that include any of the Acquired Entities for a period ending on or before the Closing Date without the Purchaser Parent's consent (which consent shall not be unreasonably withheld) if the filing of any such amended Tax Return would affect the Tax liability of any of the Acquired Entities for which the Purchaser Parent is liable. If Seller in good faith determines that it is necessary to file an amended Tax Return of an Acquired Entity for a Tax Period ending on or before the Closing Date in order to avoid a material penalty with respect to a previously filed Tax Return, they may file such amended Tax Return with the consent of the Purchaser Parent, which consent shall not be unreasonably withheld. Except as otherwise provided in this Section 10.2(b), the filing of any other amended Tax Return of an Acquired Entity for a Tax Period ending on or before the Closing Date shall require the consent of Purchaser Parent, which consent shall be granted in Purchaser Parent's sole and absolute discretion; provided, however, that such consent must be granted by Purchaser Parent if Seller indemnifies Purchaser Parent for any increase in Taxes of Purchaser Parent or its Affiliates (including the Acquired Entities) in any Post-Closing Tax Period incurred as a result of the filing of such amended Tax Return of an Acquired Entity for a Tax period ending on or before the Closing Date.

              (c) Refunds. The amount of any refunds or offsets of Taxes of any Acquired Entity for any Taxable Period ending on or before the Closing Date, shall be for the account of Seller, except to the extent such amount is reflected as an asset on the True-Up Balance Sheet or to the extent that such refund or offset arises as a result of an Acquired Entity carryback of a loss or other tax benefit arising from a period beginning after the Closing Date as provided in Section 10.2(d). The amount of any refunds or offsets of Taxes of the Acquired Entities for any Taxable Period beginning after the Closing Date shall be for the account of Purchaser Parent. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Acquired Entities for any Straddle Period shall be equitably apportioned in a manner consistent with
Section 9.7(c). Subject to the requirements of Section 10.2(b), provided that the non-requesting Party, acting in good faith, determines that there is a reasonable basis for filing a claim with the relevant Governmental Authority, each Party shall, if the other Party so requests and at such other Party's expense, cause the Acquired Entities to file for and obtain any refunds, credits or offsets to Taxes to which the requesting Party is entitled under this Section 10.2(c). Purchaser Parent shall permit Seller to control the prosecution of any such claim relating solely to one or more Taxable Periods ending on or before the Closing Date and, where deemed appropriate by Seller, shall cause the Acquired Entities to authorize by appropriate powers of attorney such Persons as Seller shall designate to represent the Acquired Entities with respect to such refund claim. Each Party shall forward, and shall cause its Affiliates to forward, the amount of such refund or offset to Tax to the Party entitled pursuant to this Section 10.2(c) to receive such amount, within ten (10) days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 9.8(e).

              (d) Carrybacks. If an Acquired Entity earns credit or loss that is carried back to offset income for a period ending on or prior to the Closing Date and if the Seller or its Affiliates realizes a reduction in Tax for such a period as a result of such carryback (either in the form of a refund or an offset), the Seller shall pay to the Purchaser Parent the amount of such reduction within 10 days after the receipt of the refund or the offset; provided, however, that Seller shall not be required to pay Purchaser such amounts to the extent that such credit or loss carried back by the Acquired Entities precludes Seller from utilizing credit or loss earned by Seller or its Affiliates (other than the Acquired Entities) in a Post-Closing Tax Period. The Seller and its Affiliates shall, at the request of the Purchaser Parent, cooperate in connection with the filing of any necessary Tax Returns and other documents to effect such a carryback at Purchaser Parent's expense, and the Seller shall provide a basis for the computation of the amount paid to the Purchaser Parent pursuant to this Section 10.2(d) in reasonable detail.

              (e) Cooperation. Seller, the Acquired Entities and Purchaser Parent shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes. Seller and Purchaser Parent agree (i) to retain all books and records with respect to Tax matters pertinent to any Acquired Entity relating to any Tax Period beginning before the Closing Date until the applicable Tax Statute of Limitations Date and to abide by all record retention agreements entered into with any Governmental Authority; (ii) to allow the other Party and its representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such Party's expense; and (iii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Seller and Purchaser Parent, as the case may be, shall allow the other Party to take possession of such books and records.

              (f) Transfer and Other Taxes. All transfer, documentary, sales, use, stamp, registration; value added and other similar Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne as follows:

                  (i) Subject to Clauses (ii)-(iv), all such Taxes shall be borne equally by Seller and Purchaser, and Seller and Purchaser Parent shall cooperate in preparing and filing all Tax Returns, and other documentation on a timely basis as may be required to comply with the provisions of such Tax laws.

                  (ii) Seller shall be solely responsible and shall indemnify Purchaser and the Acquired Entities for all such Taxes incurred or arising as a result of transfers of assets or interests in entities among Affiliates of Seller, including, without limitation, the transfers contemplated in the fourth and fifth "Whereas clauses" of this Agreement.

                  (iii) Seller shall be solely responsible and shall indemnify Purchaser Parent and the Acquired Entities for all such Taxes relating to the Transfer of the Road Runner-UK shares to the extent that the purchase price allocable to such shares is attributable to the value of the assets of Road Runner-Singapore-Old and Acquired Assets specified in Seller Schedule 1.3. Notwithstanding the foregoing, the amount of such Taxes for which Seller shall be solely responsible pursuant to this Clause (iii) shall be reduced by the amount of such Taxes that would have been incurred had Seller sold the shares of Road Runner-Singapore-Old directly to Purchaser Parent for an amount equal to the value of the assets of Road Runner-Singapore-Old specified in Seller
Schedule 1.3.

                  (iv) Within 3 months after the Closing, Purchaser shall cause Road Runner-UK and its Subsidiaries to transfer, at fair market value, the interests in Road Runner-Singapore-New to an Affiliate of Purchaser other than Road Runner-UK or its Subsidiaries, and Seller shall indemnify and hold Purchaser and the Acquired Entities harmless from any such Taxes arising as a result of such transfer.

              (g) Extraordinary Transactions. After the Closing and during the taxable year that includes the Closing Date, Purchaser Parent shall cause Road Runner-UK and Road Runner-Canada (the "Foreign Acquired Entities") to refrain from disposing of (1) any assets (other than the Acquired Assets, the assets acquired from Road Runner-Singapore-Old and shares of any entity owning either of such type of assets) in transactions that are outside the ordinary course of business and in which gain or income is not recognized for United Kingdom or Canadian income tax purposes but which would increase the earnings and profits of a Foreign Acquiring Entity for US federal income tax purposes or (2) the shares of any subsidiary, except for a disposition of such shares to the parent of the Foreign Acquired Entity which is disposing of such shares. Furthermore, Purchaser Parent has no plan or intention to engage in any other restructuring transaction that is not subject to income Tax in the United Kingdom or Canada but which would increase the earnings and profits of either Foreign Acquired Entity for U.S. federal income tax purposes. Nothing in this subsection is intended to prevent or limit Purchasing Parent or the foreign Acquired Entities from conducting their respective business in the ordinary course.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Delivery of Corporate Documents; Retention of Records.

              (a) At the Closing the Seller shall deliver to the Purchaser Entities all documents and other written information relating to the Acquired Entities, the Subsidiaries, the Acquired Assets, the Assumed Liabilities and the Business, including all files relating to the accounts receivable and the trade payables, computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Business stored on any electronic media, including computers but excluding the Excluded Assets.

              (b) In the event and for so long as any Party is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand asserted by a third Party (including any Governmental Authority) in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the Acquired Entities, the Subsidiaries, the Acquired Assets or the Assumed Liabilities, the other Party will to the extent reasonably practicable cooperate with the contesting or defending Party and its counsel in the contest or defense, and provide testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (except to the extent the contesting or defending Party is entitled to indemnification therefor under Article 9); provided, that subject to the terms of Section 11.2, nothing herein requires any Party to retain any books and records other than in the ordinary course of business; provided further, any Party, before destroying any historical books and records that relate in whole or in part to the Business, the Acquired Entities, the Subsidiaries, the Acquired Assets or the Assumed Liabilities, shall give that other Party reasonable notice of its intention to destroy those books and records and an opportunity to make copies thereof at the sole expense of the Party destroying those copies. In addition, Purchaser Parent agrees to provide the Seller with reasonable access to any books and records included in the Acquired Entities, the Subsidiaries or the Acquired Assets as may be necessary for the preparation of any Tax returns or financial statements. Notwithstanding the foregoing, information as to which the contesting or defending Party may reasonably assert would waive a privilege need not be disclosed.

         11.2 Cooperation After Closing.

              (a) For the greater of eight years from the Closing Date and any period as may be required by any statute, regulation or Governmental Authority or any then pending litigation, Purchaser Parent shall permit the Seller, its Affiliates and their representatives reasonable access to the business records and files of the Purchaser Entities that are transferred to such entities in connection herewith in anticipation of, or preparation for, existing or future litigation or any Tax audit in which the Seller or any of its Affiliates is involved and which is related to the Business, the Acquired Entities, the Subsidiaries, the Acquired Assets or the Assumed Liabilities, during regular business hours and upon reasonable notice at Purchaser Parent's principal places of business or at any location where the records are stored; provided, however, that (i) any access shall be had or done in a manner so as not to unduly interfere with the normal conduct of the Business, (ii) Purchaser Parent and its Affiliates shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person, and (iii) Purchaser Parent and its Affiliates shall not be required to provide access to any confidential record or records, the disclosure of which would cause Purchaser Parent or any of its Affiliates to waive an attorney-client privilege or attorney work product privilege, it being understood and agreed that the records delivered by the Seller or any of its Affiliates to the Purchaser Entities shall not be deemed to be restricted from the Seller or any of its Affiliates pursuant to either Clauses (ii) or (iii) above.

              (b) For the greater of eight years from the Closing Date and any period as may be required by any statute, regulation or Governmental Authority or any then pending litigation, the Seller shall permit Purchaser Parent, the Purchaser Entities, the Acquired Entities and their representatives reasonable access to any records and files of the Seller or its Affiliates related to the Business in anticipation of, or preparation for, existing or future litigation or any Tax audit in which any of Purchaser Parent, the Purchaser Entities, the Acquired Entities or any of their Affiliates is involved and which is related to the Business, the Acquired Entities, the Subsidiaries, the Acquired Assets or the Assumed Liabilities, during regular business hours and upon reasonable notice at that entity's principal places of business or at any location where the records are stored; provided, however, that (i) any access shall be had or done in a manner so as not to interfere with the normal conduct of the Seller's or its Affiliates' business or the business of the Person storing such records on behalf of such entities, (ii) the Seller and its Affiliates shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person, and (iii) the Seller and its Affiliates shall not be required to provide access to any confidential record or records, the disclosure of which would cause the Seller or any of its Affiliates to waive an attorney-client privilege or attorney work product privilege.

         11.3 Expenses. Each Party hereto shall bear its own expenses with respect to this transaction, including any HSR Act or similar filing or reporting fees and all transfer taxes on the sale of stock.

         11.4 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the Parties hereto.

         11.5 Notices. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by courier, (b) on the date of transmission if sent by telex, telecopy or other wire transmission (receipt confirmed), (c) if to U.S. addressees, three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if to U.S. addressees, if sent by a nationally recognized overnight delivery service, the day following the date given to such overnight delivery service (specified for overnight delivery) or if to non-U.S. addressees, if sent by an internationally recognized overnight delivery service, the third day following the date given to such delivery service (specified for 2nd day delivery). All notices shall be addressed as follows:

                  If to Seller, addressed as follows:

                           Schlumberger Technology Corporation
                           5599 San Felipe
                           Suite 1600
                           Houston, Texas 77054
                           Attention:  Richard Hoffman
                           Telephone:  (713) 513-3723
                           Facsimile:  (713) 513-2030

                  In each case, with a copy to:

                           Gray Cary Ware & Freidenrich LLP
                           1221 South MoPac, Suite 400
                           Austin, Texas 78746-6875
                           Attention:  Brian P. Fenske
                           Telephone:  (512) 457-7145
                           Facsimile:  (512) 457-7001

                  If to Purchaser Parent, addressed as follows:

                           Grant Prideco, Inc.
                           1330 Post Oak Blvd., Suite 3700
                           Houston, Texas 77056
                           Attention:  General Counsel
                           Telephone:  (832) 681-8000
                           Facsimile:  (832) 681-8699

                  with a copy to:

                           Fulbright & Jaworski L.L.P.
                           1301 McKinney, Suite 5100
                           Houston, Texas 77010-3095
                           Attention:  Charles H. Still
                           Telephone:  (713) 651-5151
                           Facsimile:  (713) 651-5246

         11.6 Waivers. The failure of a Party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a Party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

         11.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.8 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits thereto are for convenience only and shall not be deemed part of this Agreement.

         11.9 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS-OF-LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANY OTHER LAW.

         11.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no assignment of any Party's rights or obligations may be made without the written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

         11.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, or any Road Runner Employees.

         11.12 Jurisdiction; Venue; Service of Process; Waiver of Jury Trial. Each Party agrees that any suit, action, litigation or other proceeding brought by such Party against the other in connection with or arising from this Agreement ("Judicial Action") shall be brought solely in a state or federal court located in Houston, Harris County, Texas, and each Party irrevocably (i) consents to the jurisdiction and venue of each such court, (ii) waives any objection it may now or hereafter have to venue or to inconvenience of forum,
(iii) agrees that all claims in respect of the Judicial Action shall be heard and determined only in such court and (iv) agrees not to bring any Judicial Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the Parties also agrees that service of process in connection with any Judicial Action may be served on them at the address set forth for them in Section 11.5, as such may be amended from time to time, and that each Party hereby waives any objection to service of process on such Person at such address. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY JUDICIAL ACTION AND AGREES THAT ANY JUDICIAL ACTION SHALL BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.

         11.13 Schedules. The Parties agree that no disclosure by them in any Disclosure Statement attached hereto shall establish any threshold of materiality.

         11.14 Incorporation. The respective Disclosure Statements, Schedules, Exhibits and Appendices attached hereto and referred to herein are incorporated into and form a part of this Agreement.

         11.15 Complete Agreement. This Agreement constitutes the complete agreement of the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and understandings. The Parties agree that, at the Closing, the Confidentiality Agreement shall be terminated and of no further force and effect.

         11.16 Disclaimer. Seller disclaims any representations or warranties except as specifically set forth in this Agreement. In particular, Seller disclaims any representation or warranty, and Purchaser Parent agrees that Seller shall have no liability, with respect to any information concerning the Acquired Entities the Acquired Assets not expressly represented and warranted to in this Agreement, including, without limitation: (a) the information set forth in the Confidential Information Memorandum distributed by Goldman Sachs & Co. with respect to the Acquired Entities and the Acquired Assets, (b) any information regarding the Acquired Entities and the Acquired Assets provided at any management presentation related to the transactions contemplated by this Agreement, (c) any information communicated by Goldman Sachs & Co., the Seller or its Affiliates or made available through the data room process, or
(d) any financial projection or forecast relating to any of the Acquired Entities and the Acquired Assets. With respect to any such projection or forecast delivered by or on behalf of Seller to Purchaser Parent or any of its Affiliates, Purchaser Parent acknowledges that: (i) there are significant uncertainties inherent in such projections and forecasts, and (ii) Purchaser Parent is familiar with such uncertainties and takes full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts. None of Purchaser Parent or any of its Affiliates shall have any claim against Seller or its Affiliates (or any of their respective officers, directors or employees), and Seller and its Affiliates shall have no liability to Purchaser Parent or any of its Affiliates with respect to any such disclaimed information, including, without limitation, the Confidential Information Memorandum or any financial projection or forecast relating to any of the Acquired Entities.

         11.17 Knowledge Defined. For purposes of this Agreement: (a) the term "knowledge of Seller" or variations thereof shall be limited to the actual knowledge of the executive officers and managerial personnel, including accounting, legal, environmental and financial managers, of the Seller, its Affiliates and the Acquired Entities, and (b) the term "knowledge of Purchaser Parent" or variations thereof shall be limited to the actual knowledge of the executive officers and directors of Purchaser Parent.

         11.18 Public Announcements. The Parties agree that they and their Affiliates will not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other Party, and that all such disclosures shall be jointly coordinated and managed, except as may be required by Law or by any stock exchanges having jurisdiction over any Party.

         11.19 Currency. All references to "dollars" or "$" in this Agreement shall mean United States Dollars.

         11.20 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         11.21 Further Assurances. After the Closing, each Party shall from time to time, at the request of another Party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other Party may reasonably request to more effectively consummate the intent of this Agreement and the transactions contemplated hereby and to vest in the Purchaser Entities good and valid title, free of Liens (other than Permitted Personal Property Liens and Permitted Real Property Liens) to the capital stock of the Acquired Entities and the Acquired Assets.

         11.22 Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and to the extent permitted by applicable law, any such provision shall be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.


                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed on its behalf as of the date first written above.


                                       SCHLUMBERGER TECHNOLOGY CORPORATION

                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------




                                       GRANT PRIDECO, INC.

                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------

                                   APPENDIX I

                                   DEFINITIONS

         The following terms shall have the following meanings:

         "Acquired Assets" shall have the meaning set forth in the preamble hereof.

         "Acquired Entities" shall have the meaning set forth in the preamble hereof

         "Actual Net Worth" shall mean the Net Worth as shown on the True-Up Balance Sheet, as adjusted pursuant to Section 1.3, subject to the special rules of construction set forth in Section 1.4(c).

         "Affiliate(s)" means any Person controlling, controlled by, or under common control with, another "Person"; for purposes of this definition (and for such purposes only), "control" shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock or equivalent equity interests of a Person.

         "Aggregate Purchase Price" shall have the meaning set forth in
Section 1.3.

         "Agreement" means this Purchase Agreement, including all Appendices, Disclosure Statements, Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

         "Arbitrating Accounting Firm" shall have the meaning set forth in
Section 1.4(e).

         "Assumed Liabilities" mean (i) the liabilities specifically accrued for in the True-Up Balance Sheet, as finally determined pursuant to the terms of this Agreement; (ii) the obligations of the Seller and its Affiliates and the Business under the express written terms of the contracts and other agreements being assumed by the Purchasing Entities; (iii) obligations of the Seller and its Affiliates and the Business under warranty claims relating to goods manufactured or sold by the Business prior to the Closing Date and (iv) the liabilities of Road Runner-Singapore-Old.

         "Benefit Plans" means any employee benefit plan, program, policy or arrangement, including, but not limited to, employee welfare benefit plans and employee pension benefit plans as defined in Sections 3(1) and 3(2), respectively, of ERISA, incentive compensation plans, deferred compensation plans, severance play plans, golden parachute agreements, bonus programs, scholarship programs, retention incentive agreements, equity compensation plans, vacation policies and similar plans, agreements or arrangements.

         "Bonus Plans" means any cash bonus or incentive compensation arrangement in place for the Road Runner Employees as of the Closing Date.

         "Business" shall have the meaning set forth in the preamble hereof.

         "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

         "Cause" shall have the meaning set forth in the Scorpion Severance Program.

         "CERCLA" shall have the meaning set forth in the definition of "Environmental Law" in Appendix I.

         "Charter Documents" shall have the meaning set forth in Section 2.1.

         "Closing" shall mean the delivery and release of all of the items set forth in Section 8.2 and Section 8.3 by the applicable Parties.

         "Closing Balance Sheet" shall have the meaning set forth in
Section 1.4(b).

         "Closing Date" shall have the meaning set forth in Section 8.1.

         "Code" means the U.S. Internal Revenue Code of 1986, as amended.

         "Commitment Letters" means (i) the bank commitment letter regarding Senior Secured Credit Facility for Purchaser Parent dated as of the date hereof between Purchaser Parent and Deutsche Bank Trust Company Americas and (ii) the Reed-Hycalog Acquisition Financing Commitment Letter dated as of the date hereof between Purchaser Parent and Deutsche Bank Trust Corporation.

         "Confidentiality Agreement" shall have the meaning set forth in
Section 4.2.

         "Determination" shall have the meaning set forth in Section 1313(a) of the Code or any similar state, local or foreign Tax provision.

         "Disclosure Statement" means a disclosure statement containing the Seller Schedules or the Purchaser Schedules, as the case may be, delivered to and by the applicable Parties in connection with the signing of this Agreement.

         "DOL" shall have the meaning set forth in Section 2.13(b).

         "Environmental Claims" shall mean all written governmental investigations or requests for information, notices of potential responsibility for response costs, notices of violation, liens, claims, demands, suits or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of (a) Environmental Laws, or (b) the presence, use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Materials.

         "Environmental Law" or "Environmental Laws" shall mean any and all applicable laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to the protection of the environment or to Hazardous Materials in any and all jurisdictions or countries in which the Acquired Entities own property or conduct business, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, and all other environmental conservation or protection laws in effect in the jurisdictions or countries in which the Acquired Entities own property or conduct business all as amended from time to time from enactment or adoption through the date of this Agreement.

         "Environmental Material Adverse Effect" shall mean any Environmental Liabilities that are reasonably expected to exceed $1,000,000 per occurrence or series of related occurrences.

         "Environmental Permits" shall have the meaning set forth in
Section 2.20.

         "Equipment" shall have the meaning set forth in Section 2.6(b).

         "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any entity (whether or not incorporated) that, together with Seller or any Acquired Entity is considered under common control and treated as a single employer under Section 414(b), (c), (M) or (o) of the Code.

         "ERISA Statute of Limitations Date" shall the expiration of the applicable statute of limitations under ERISA or other applicable law (or if such date is not a Business Day, the next Business Day).

         "ERISA Warranties" shall mean the representations and warranties in
Section 2.13.

         "Estimated Net Worth" shall mean the Net Worth as shown on the Closing Balance Sheet.

         "Exchange Act" shall have the meaning set forth in Section 3.11.

         "Excluded Assets" shall have the meaning set forth in Section 1.5.

         "Excluded Liabilities" shall mean any of Seller's or its Affiliates' liabilities, debts and obligations, whether known or unknown, now existing or hereafter arising, contingent or liquidated, which are not expressly included in the definition of Assumed Liabilities, including, but not limited to, those pertaining to the Acquired Entities and the Acquired Assets. Without limiting the generality of the foregoing, the Excluded Liabilities shall include:

                  (i) Any liability specifically listed on Seller Schedule 1.6; and

                  (ii) Any liability or obligation related to any of the Excluded Assets.

         "Foreign Plan" means each employee benefit plan, program, and other arrangement providing incentive compensation or other benefits similar to those provided under any Benefit Plan or benefit arrangement to any Road Runner Employee or Road Runner Former Employee or dependent thereof, which plan, program or arrangement is subject to the laws of any jurisdiction outside of the United States.

         "Former Road Runner Employees" means those persons employed by the Acquired Entities (or employed by an Affiliate of the Acquired Entities and performing services for the Acquired Entities or in connection with the Business) prior to the Closing Date whose employment has terminated prior to the Closing Date.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Good Reason" means, without the consent the affected employee, either
(i) a 10% reduction in guaranteed base cash compensation (other than as a result of the failure to achieve a performance- related bonus or as a result of working less overtime) or (ii) a material reduction in duties, authority or responsibilities of such a nature as to constitute a constructive discharge of the employee.

         "Governmental Authority" means any United States or non-U.S. federal, state, provincial or municipal entity, and any political subdivision or other governmental authority, department, commission, court, board, bureau, agency or instrumentality, or other entity, U.S. domestic or non-U.S., exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government.

         "Government Regulations" shall have the meaning set forth in Section 2.21(a).

         "Group Tax Return" shall have the meaning set forth in Section 10.2(a).

         "Hazardous Materials" shall mean all pollutants, contaminants or any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Person" shall mean the Person or Persons entitled to indemnification under Article 9.

         "Indemnifying Person" shall mean the Person or Persons obligated to provide indemnification under Article 9.

         "Intellectual Property" means: (a) the names Reed and Reed-Hycalog, and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, (b) all patents and patent applications, (c) all copyrights in both published works and unpublished works,
(d) all rights in mask works, and (e) all know-how, trade secrets, confidential information, customers lists, software, technical information, data, process technology, plans, drawings, and blue prints; in each case, whether owned, used, or licensed by any Acquired Entity as licensee or licensor; but with respect to
(e) does not include any of such
matters which Seller or an Affiliate owns, uses, or is licensed, whether alone or jointly with an Acquired Entity that is not used primarily in the Business.

         "IRS" means the U.S. Internal Revenue Service.

         "Joint Contracts" shall have the meaning set forth in Section 4.15.

         "Judicial Action" shall have the meaning set forth in Section 11.12.

         "Knowledge of Purchaser Parent" or "knowledge of Seller" or similar terms shall have the meaning set forth in Section 11.17.

         "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any court or other governmental authority or body.

         "Leased Real Property" shall have the meaning set forth in Section 2.7(a).

         "Lien" means any lien, security interest, encumbrance, pledge, mortgage, or deed of trust, option, lease or easement recorded against the asset other than liens for Taxes that are not yet due and payable.

         "Licensed Back IP" shall have the meaning set forth in Section 5.7(a). "Loss" or "Losses" mean any and all costs for damages, losses, actions, proceedings, causes of action, claims, encumbrances, demands, assessments, judgments, costs and expenses including, without limitation, court costs and reasonable attorneys' and consultants' fees and costs of litigation.

         "Material Adverse Effect" means a material adverse effect on the assets, operations, financial condition of the Acquired Entities, the Subsidiaries and the Acquired Assets taken as a whole, provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include changes to the industry or markets in which the Business operates that are not unique to the Business.

         "Net Worth" shall mean consolidated assets minus consolidated liabilities determined in accordance with GAAP consistent with the Reference Balance Sheet and the principles described in Section 1.4(d).

         "Owned Real Property" shall have the meaning set forth in
Section 2.7(a).

         "Party" or "Parties" shall have the meaning set forth in the preamble hereof.

         "PBGC" shall have the meaning set forth in Section 2.13(i).

         "PBO" shall have the meaning set forth in Section 1.4(d).

         "Permits" shall have the meaning set forth in Section 2.21(b).

         "Permitted Personal Property Liens" shall have the meaning set forth in
Section 2.6(a).

         "Permitted Real Property Liens" shall have the meaning set forth in
Section 2.7(b).

         "Person" means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization.

         "Post-Closing Tax Period" shall mean any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

         "Pre-Closing Tax Period" shall mean any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on or before the Closing Date, except that any extraordinary transactions not in the ordinary course of business which occur after the Closing but on the Closing Date shall be treated as occurring in a Post-Closing Tax Period.

         "Prohibited Activity" means the development or manufacture of drilling bits and components thereof; provided, however, that participating in the joint development of drilling bits or components thereof in connection with other services shall not be a Prohibited Activity.

         "Property Taxes" shall have the meaning set forth in Section 9.7(c)(i).

         "Purchaser Entity" or "Purchaser Entities" shall have the meaning set forth in the preamble hereof.

         "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 9.2.

         "Purchaser Parent" shall have the meaning set forth in the preamble hereof.

         "Purchaser Parent Entities" shall mean Purchaser Parent and any of its Affiliates that are consolidated with Purchaser Parent for the purposes of preparing and filing Purchaser Parent's financial reports.

         "Purchaser Parent Shares" shall have the meaning set forth in
Section 1.3.

         "Purchaser Plans" shall have the meaning set forth in Section 5.2(d).

         "Purchase Price Allocation" shall have the meaning set forth in
Section 10.1(b).

         "Purchaser Schedule" means a Schedule to the Purchaser's Disclosure Statement.

         "Purchaser Stock" means the common stock, $.01 per value, of Purchaser Parent.

         "Purchaser Welfare Benefit Plans" shall mean welfare benefit plans within the meaning of Section 3(1) of ERISA maintained by Purchaser Parent or an Affiliate of Purchaser Parent.

         "Reed Union Agreement" shall have the meaning set forth in
Section 2.18.

         "Reference Balance Sheet" means the consolidated balance sheet of the Acquired Entities as of June 30, 2002 attached hereto as Seller Schedule 99.

         "Registration Rights Agreement" shall have the meaning set forth in
Section 4.10.

         "Remedial Action" shall have the meaning set forth in Section 9.11.

         "Restructuring" shall have the same meaning set forth in Section 4.14.

         "Road Runner Benefit Arrangements" shall have the meaning set forth in
Section 2.13(a).

         "Road Runner Employees" means those persons employed by the Acquired Entities (or employed by an Affiliates of the Acquired Entities and performing services for the Acquired Entities or in connection with the Business) or their Subsidiaries on the Closing Date, including the employees who take retirement and/or retiree medical benefits from Scorpion as described in Section 4.5(d), Transferred Employees and employees not actively at work by reason of layoff, sick leave, absence, vacation, disability or other approved leave of absence, except for any person receiving long term disability benefits.

         "Road Runner Financial Statements" means, collectively, (a) the audited consolidated balance sheet of the Business as of December 31, 2001, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended and (b) the unaudited consolidated balance sheet of the Business as of June 30, 2002 and the related consolidated statement of income, stockholders' equity and cash flows for the six months then ended and the accompanying notes thereto attached, in each case, hereto as Seller Schedule
2.9 as adjusted to reflect solely those assets and liabilities of the Acquired Entities being sold pursuant to this Agreement.

         "Road Runner-Canada" shall have the meaning set forth in the preamble hereof.

         "Road Runner Holdings-US Pension Plan" shall have the meaning set forth in Section 4.5(c).

         "Road Runner-LLC" shall have the meaning set forth in the preamble hereof.

         "Road Runner Material Contracts" shall have the meaning set forth in
Section 2.14(a).

         "Road Runner Plans" shall have the meaning set forth in
Section 2.13(a).

         "Road Runner-Singapore-New" shall have the meaning set forth in the preamble hereof.

         "Road Runner-Singapore-Old" shall have the meaning set forth in the preamble hereof.

         "Road Runner-UK" shall have the meaning set forth in the preamble hereof.

         "Road Runner-US" shall have the meaning set forth in the preamble hereof.

         "Regulation" or "Regulations" means the Treasury Regulations promulgated under the Code.

         "Sale Proposals" shall have the meaning set forth in Section 5.6.

         "Schedule" means a Schedule to the Disclosure Statement of the Seller or the Purchaser Parent.

         "Scorpion" means Schlumberger Limited, a Netherlands Antilles corporation.

         "Scorpion DSPP" shall have the meaning set forth in Section 4.5(b).

         "Scorpion Severance Program" means the Scorpion severance plan as applicable to the Road Runner Employees.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SEC Documents" shall have the meaning set forth in Section 2.22.

         "Seller" shall have the meaning set forth in the preamble hereof.

         "Seller Indemnified Parties" shall have the meaning set forth in
Section 9.3.

         "Seller Retirement Plans" shall have the meaning set forth in
Section 4.5(c).

         "Seller Schedule" means a Schedule to the Seller's Disclosure
Statement.

         "Seller Welfare Benefit Plans" shall mean the Road Runner Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA.

         "Straddle Period" shall mean any Taxable Period that includes (but does not end on) the Closing Date.

         "Subsidiaries" shall have the meaning set forth in Section 2.3.

         "Subsidiary Plan" shall have the meaning set forth in Section 2.13(a).

         "Target Net Worth" means an amount equal to $171,493,000.

         "Tax" or "Taxes" shall mean, with respect to any Person, all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including without limitation, any federal, state, local or foreign income, gross receipts, license, severance, occupation, capital gains, premium, environmental (including taxes under Section 59A of the Code), customs, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), superannuation guarantee charge, corporation (including ACT), import, export, registration, excise, production, sales, use, value-added, frankings, fringe benefits, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen's compensation or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by Law (including as a result of the application of Regulation
Section 1.1502-6) or otherwise).

         "Tax Claim" shall have the meaning set forth in Section 9.7(f).

         "Tax Period" or "Taxable Period" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

         "Tax Returns" shall mean any return (including information return), report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, including any schedule or attachment thereto, and any amendment thereof filed or to be filed with any Governmental Authority.

         "Tax Statute of Limitations Date" shall mean the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business
Day).

         "Tax Warranties" shall mean the representations and warranties in
Section 2.11 or Section 3.6.

         "Transferred Employees" shall mean those Persons employed by the Seller or an Affiliate of the Seller (other than the Acquired Entities) and performing services for the Business who will be transferred to the Acquired Entities, or the Purchaser Entities or some Affiliate of the Purchaser Entities as of the Closing.

         "Transition Services Agreement" shall have the meaning set forth in
Section 4.9.

         "True-Up Balance Sheet" shall have the meaning set forth in
Section 1.4(c).

         "US Assets" shall have the meaning set forth in the preamble hereof.

                                SELLER SCHEDULES



O            US Assets

1.1(a)       Acquired Assets

1.3          Purchase Price Allocation

1.5          Excluded Assets

1.6          Excluded Liabilities

1.7          Discounted Percentage

2.1          Organization

2.2(a) Operating Jurisdictions and Authorized, Issued and Outstanding Capital Stocks

2.3          Subsidiaries

2.6(a)       Permitted Personal Property Liens

2.6(b)       Equipment

2.7(a)       Owned or Leased Real Property

2.7(b)       Permitted Real Property Liens

2.8          Owned or Licensed Intellectual Property

2.9          Financial Statements

2.11(i)      Taxes

2.12         Pending Litigation

2.13(a)      Benefit Plans

2.14(a)      Material Contracts

2.14(d)      Material Contracts - Required Consents to Assignment

2.18         Employees

2.19         Environmental Matters

5.2(i)       Foreign Employment Matters

5.7          Licensed Back IP

6.3          Competition Law Approvals

6.6          Seller Closing Consents

9.2(f)       Certain Property

9.13(a)(ii)  Facility #1

9.13(a)(iii) Facility #2

99           Reference Balance Sheet

                               PURCHASER SCHEDULES



1.1(b)            Purchaser Entities

                                    EXHIBITS



1.2          Nominee Agreement

4.9          Transition Services Agreement

4.10         Registration Rights Agreement

4.14(ii)     Terms of Road Runner-US Transfers